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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12
ARCH CAPITAL GROUP LTD.
(Name of Registrant as Specified In Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Wessex House 45 Reid Street Hamilton HM 12, Bermuda	441 278 9250 Telephone 441 278 9255 Fax
April 1, 2008
Dear Shareholder:

I am pleased to invite you to the annual general meeting of the shareholders of Arch Capital Group Ltd. to be held on May 9, 2008, at 9:00 a.m. (local time), at The Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton HM 12, Bermuda. The enclosed proxy statement provides you with detailed information regarding the business to be considered at the meeting.
Your vote is very important. Whether or not you plan to attend the meeting, please sign the enclosed proxy card and mail it promptly in the enclosed envelope.

Sincerely,
Paul B. Ingrey Chairman of the Board

'

ARCH CAPITAL GROUP LTD.
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

        Notice is hereby given that the annual general meeting of the shareholders of Arch Capital Group Ltd. will be held on May 9, 2008, at 9:00 a.m. (local time), at The Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton HM 12, Bermuda, for the following purposes:

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  PROPOSAL 1:    To elect three Class I Directors to serve for a term of three years or until their respective successors are elected and qualified.

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  PROPOSAL 2:    To elect certain individuals as Designated Company Directors of certain of our non-U.S. subsidiaries, as required by our bye-laws.

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  PROPOSAL 3:    To appoint PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2008.

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  PROPOSAL 4:    To conduct other business if properly raised.

        Only shareholders of record as of the close of business on March 24, 2008 may vote at the meeting.

        Our audited financial statements for the year ended December 31, 2007, as approved by our Board of Directors, will be presented at this annual general meeting.

        Your vote is very important. Please complete, sign, date and return your proxy card in the enclosed envelope promptly.

        This proxy statement and accompanying form of proxy are dated April 1, 2008 and, together with our 2007 Annual Report to Shareholders, are first being mailed to shareholders on or about April 4, 2008.

Dawna Ferguson Secretary

Hamilton, Bermuda
April 1, 2008

THE ANNUAL GENERAL MEETING

        We are furnishing this proxy statement to holders of our common shares in connection with the solicitation of proxies by our Board of Directors at the annual general meeting, and at any adjournments and postponements of the meeting.

Time and Place

        The annual general meeting will be held at 9:00 a.m. (local time) on May 9, 2008 at The Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton HM 12, Bermuda.

Record Date; Voting at the Annual General Meeting

        Our Board of Directors has fixed the close of business on March 24, 2008 as the record date for determination of the shareholders entitled to notice of and to vote at the annual general meeting and any and all postponements or adjournments of the meeting. On the record date, there were 64,875,951 common shares outstanding and entitled to vote, subject to the limitations in our bye-laws described below. At that date, there were an estimated 431 holders of record and approximately 29,000 beneficial holders of the common shares. Each holder of record of shares on the record date is entitled to cast one vote per share, subject to the limitations described below. A shareholder may vote in person or by a properly executed proxy on each proposal put forth at the annual general meeting.

Limitation on Voting Under Our Bye-Laws

        Under our bye-laws, if the votes conferred by shares of Arch Capital Group Ltd. ("ACGL," "we," or the "Company"), directly or indirectly or constructively owned (within the meaning of Section 958 of the Internal Revenue Code of 1986, as amended (the "Code")) by any U.S. person (as defined in Section 7701(a)(30) of the Code) would otherwise represent more than 9.9% of the voting power of all shares entitled to vote generally at an election of directors, the votes conferred by such shares or such U.S. person will be reduced, subject to certain exceptions, by whatever amount is necessary so that after any such reduction the votes conferred by the shares of such person will constitute 9.9% of the total voting power of all shares entitled to vote generally at an election of directors.

        There may be circumstances in which the votes conferred on a U.S. person are reduced to less than 9.9% as a result of the operation of our bye-laws because of shares, including shares held by private equity investment funds affiliated with Warburg Pincus LLC ("Warburg Pincus funds") and Hellman & Friedman LLC ("Hellman & Friedman funds"), that may be attributed to that person under the Code.

        Notwithstanding the provisions of our bye-laws described above, after having applied such provisions as best as they consider reasonably practicable, the Board of Directors may make such final adjustments to the aggregate number of votes conferred by the shares of any U.S. person (other than shares constructively owned by virtue of affiliation with Warburg Pincus funds or Hellman & Friedman funds) that they consider fair and reasonable in all the circumstances to ensure that such votes represent 9.9% of the aggregate voting power of the votes conferred by all shares of ACGL entitled to vote generally at an election of directors.

        In order to implement our bye-laws, we will assume that all shareholders (other than the Warburg Pincus funds and the Hellman & Friedman funds) are U.S. persons unless we receive assurances satisfactory to us that they are not U.S. persons.

Quorum; Votes Required for Approval

        The presence of two or more persons representing, in person or by properly executed proxy, not less than a majority of the voting power of our shares outstanding and entitled to vote at the annual general meeting is necessary to constitute a quorum. If a quorum is not present, the annual general meeting may be adjourned from time to time until a quorum is obtained. The affirmative vote of a majority of the voting power of the shares represented at the annual general meeting will be required for approval of each of the proposals, except that Proposal 1 will be determined by a plurality of the votes cast.

        An automated system administered by our transfer agent will tabulate votes cast by proxy at the annual general meeting, and our transfer agent will tabulate votes cast in person. Abstentions and broker non-votes (i.e., shares held by a broker which are represented at the meeting but with respect to which such broker does not have discretionary authority to vote on a particular proposal) will be counted for purposes of determining whether or not a quorum exists.

        Several of our officers and directors will be present at the annual general meeting and available to respond to questions. Our independent auditors are expected to be present at the annual general meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Voting and Revocation of Proxies

        All shareholders should complete, sign, date and return the enclosed proxy card. All shares represented at the annual general meeting by properly executed proxies received before or at the annual general meeting, unless those proxies have been revoked, will be voted at the annual general meeting, including any postponement or adjournment of the annual general meeting. If no instructions are indicated on a properly executed proxy, the proxies will be deemed to be FOR approval of each of the proposals described in this proxy statement.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by either:

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  filing, including by facsimile, with the Secretary of the Company, before the vote at the annual general meeting is taken, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares; or

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  attending the annual general meeting and voting in person.

        In order to vote in person at the annual general meeting, shareholders must attend the annual general meeting and cast their vote in accordance with the voting procedures established for the annual general meeting. Attendance at the annual general meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the annual general meeting to Arch Capital Group Ltd., Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda, Facsimile: (441) 278-9255, Attention: Secretary.

Solicitation of Proxies

        Proxies are being solicited by and on behalf of the Board of Directors. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telegram, facsimile and advertisement in periodicals and postings, in each case by our directors, officers and employees.

        We have retained MacKenzie Partners, Inc. to aid in the solicitation of proxies and to verify records related to the solicitation. We will pay MacKenzie Partners, Inc. fees of not more than $5,000 plus expense reimbursement for its services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in so doing. We may request by telephone, facsimile, mail, electronic mail or other means of communication the return of the proxy cards.

Other Matters

        Our audited financial statements for the year ended December 31, 2007, as approved by our Board of Directors, will be presented at this annual general meeting.

        As of the date of this proxy statement, our Board of Directors knows of no matters that will be presented for consideration at the annual general meeting other than as described in this proxy statement. If any other matters shall properly come before the annual general meeting or any adjournments or postponements of the annual general meeting and shall be voted on, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any of those matters. The persons named as proxies intend to vote or not vote in accordance with the recommendation of our Board of Directors and management.

Principal Executive Offices

        Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (telephone number: (441) 295-1422), and our principal executive offices are located at Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda (telephone number: (441) 278-9250).

PROPOSAL 1—ELECTION OF DIRECTORS

        The Board of Directors of ACGL is comprised of nine members, divided into three classes, serving staggered three-year terms. The Board of Directors intends to present for action at the annual general meeting the election of Paul B. Ingrey, Kewsong Lee and Robert F. Works, whose present terms expire this year, to serve as Class I Directors for a term of three years or until their successors are duly elected and qualified. Such nominees were recommended for approval by the Board of Directors by the nominating committee of the Board of Directors.

        Unless authority to vote for these nominees is withheld, the enclosed proxy will be voted for these nominees, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that any of these nominees is unable or declines to serve.

Nominees

        Set forth below is information regarding the nominees for election:

Name	Age	Position
Paul B. Ingrey	68	Chairman and Class I Director of ACGL
Kewsong Lee	42	Class I Director of ACGL
Robert F. Works	60	Class I Director of ACGL

        Paul B. Ingrey has served as chairman of ACGL since April 2005 and as a director since October 2001. From April 2004 to March 2005, he served as vice chairman of ACGL. Prior to April 2004, Mr. Ingrey served as chief executive officer of Arch Reinsurance Ltd. ("Arch Re (Bermuda)") from October 2001 and was elected chairman of Arch Re (Bermuda) in March 2002. He was retired from 1996 to 2001. Mr. Ingrey was the founder of F&G Re Inc., a reinsurance subsidiary of USF&G Corporation, and served as its chairman and chief executive officer from 1983 to 1996. Prior to that, he was senior vice president of Prudential Reinsurance, an underwriter of property and casualty reinsurance. He has also served as a director of USF&G Corporation (until its sale to The St. Paul Companies, Inc. in 1998) and E.W. Blanch Holdings, Inc., the holding company for E.W. Blanch Co., which provides risk management and distribution services through several subsidiaries (until its sale to Benfield Greig, the London-based international reinsurance broker, in April 2001) and he was formerly a director of Fairfax Financial Holdings Limited, an insurance and reinsurance company with a focus on property and casualty insurance until September 2002. He holds a B.A. degree from Colgate University and an M.B.A. degree from the School of Risk Management, Insurance and Actuarial Science of St. John's University (formerly the College of Insurance).

        Kewsong Lee has served as a director of ACGL since November 2001. Mr. Lee has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. since January 1997. He has been employed at Warburg Pincus since 1992. Prior to joining Warburg Pincus, Mr. Lee was a consultant at McKinsey & Company, Inc., a management consulting company, from 1990 to 1992. His present service as a director includes membership on the boards of Knoll, Inc. and MBIA Inc. and several privately held companies. He holds an A.B. degree from Harvard College and an M.B.A. degree from Harvard Business School. Mr. Lee was appointed to our Board of Directors pursuant to our shareholders agreement ("Shareholders Agreement"), which is an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2007 ("2007 Annual Report").

        Robert F. Works has been a director of ACGL since June 1999. Mr. Works was a managing director of Jones Lang LaSalle (previously LaSalle Partners) until he retired on December 31, 2001. He joined Jones Lang LaSalle in 1981, where he has served in various capacities, including manager of both the Property Management and Investment Management teams of the Eastern Region of the United States. Mr. Works was also manager for the Times Square Development Advisory and Chelsea Piers Lease

Advisory on behalf of New York State and the President of GCT Ventures and the Revitalization of Grand Central Terminal for the Metropolitan Transportation Authority until he retired on December 31, 2001. He holds a B.A. degree from the College of William and Mary.

Required Vote

        A plurality of the votes cast at the annual general meeting will be required to elect the above nominees as Class I Directors of ACGL.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF ALL NOMINEES TO THE BOARD OF DIRECTORS.

Continuing Directors and Senior Management

        The following individuals are our continuing directors:

Name	Age	Position	Term Expires*
Wolfe "Bill" H. Bragin	63	Class III Director of ACGL	2010
John L. Bunce, Jr.	49	Class III Director of ACGL	2010
Sean D. Carney	39	Class III Director of ACGL	2010
Constantine Iordanou	58	President and Chief Executive Officer of ACGL and Class II Director of ACGL	2009
James J. Meenaghan	69	Class II Director of ACGL	2009
John M. Pasquesi	48	Class II Director of ACGL	2009

*
Indicates expiration of term as a director of ACGL

        Wolfe "Bill" H. Bragin has served as a director of ACGL since May 2002. He served as vice president of GE Asset Management from 1985 until his retirement in 2002. He also served as a managing director of GE Asset Management until 2002. Mr. Bragin had been employed by various affiliates of General Electric Company since 1974, including GE Capital (formerly known as GE Credit Corporation), specializing in equipment leasing and private investments, through 1984, and, thereafter, GE Asset Management's Private Placement Group, specializing in private equity investments. Mr. Bragin has previously served as a director of both privately-held and publicly-traded companies. He holds a B.S. degree from the University of Connecticut and an M.B.A. degree from Babson Institute of Business Administration. Mr. Bragin was appointed to our Board of Directors pursuant to our Shareholders Agreement.

        John L. Bunce, Jr. has served as a director of ACGL since November 2001. Mr. Bunce is a Managing Director and founder of Greyhawk Capital Management, LLC and a senior advisor to Hellman & Friedman LLC. He joined Hellman & Friedman in 1988 and previously served as a managing director of the firm. Before joining Hellman & Friedman LLC, Mr. Bunce was vice president of TA Associates. Previously, he was employed in the mergers & acquisitions and corporate finance departments of Lehman Brothers Kuhn Loeb. He is also currently a director of National Information Consortium, Inc. He has served as a director of Duhamel Falcon Cable Mexico, Eller Media Company, Falcon Cable TV, National Radio Partners, VoiceStream Wireless Corporation, Western Wireless Corporation and Young & Rubicam, Inc. Mr. Bunce also was an advisor to American Capital Corporation and Post Oak Bank. He holds an A.B. degree from Stanford University and an M.B.A. degree from Harvard Business School. Mr. Bunce was appointed to our Board of Directors pursuant to our Shareholders Agreement, which is an exhibit to our 2007 Annual Report.

        Sean D. Carney has served as a director of ACGL since July 2003. He has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. since

January 2001 and has been employed by Warburg Pincus since November 1996. From November 1995 to November 1996, Mr. Carney was employed by McKinsey & Company. Mr. Carney is also currently a director of DexCom, Inc. He holds an A.B. from Harvard College and an M.B.A from Harvard Business School. Mr. Carney was appointed to our Board of Directors pursuant to our Shareholders Agreement, which is an exhibit to our 2007 Annual Report.

        Constantine Iordanou has been president and chief executive officer of ACGL since August 2003 and a director since January 1, 2002. From January 2002 to July 2003, Mr. Iordanou was chief executive officer of Arch Capital Group (U.S.) Inc. From March 1992 through December 2001, Mr. Iordanou served in various capacities for Zurich Financial Services and its affiliates, including as senior executive vice president of group operations and business development of Zurich Financial Services, president of Zurich-American Specialties Division, chief operating officer and chief executive officer of Zurich-American and chief executive officer of Zurich North America. Prior to joining Zurich, he served as president of the commercial casualty division of the Berkshire Hathaway Group and served as senior vice president with the American Home Insurance Company, a member of the American International Group. Since 2001, Mr. Iordanou has served as a director of ISO Inc. He holds an aerospace engineering degree from New York University.

        James J. Meenaghan has been a director of the Company since October 2001. From October 1986 until his retirement in 1992, Mr. Meenaghan was chairman, president and chief executive officer of Home Insurance Companies. He also served as president and chief executive officer of John F. Sullivan Co. from 1983 to 1986. Prior thereto, Mr. Meenaghan held various positions over 20 years with the Fireman's Fund Insurance Company, including president and chief operating officer and vice chairman of its parent company, American Express Insurance Services Inc. He holds a B.S. degree from Fordham University.

        John M. Pasquesi has been vice chairman and a director of ACGL since November 2001. Mr. Pasquesi has been the managing member of Otter Capital LLC, a private equity investment firm he founded in January 2001. He holds an A.B. degree from Dartmouth College and an M.B.A. degree from Stanford Graduate School of Business.

        The following individuals are members of senior management, including our executive officers, who do not serve as directors of ACGL.

Name	Age	Position
John D. Vollaro	63	Executive Vice President, Chief Financial Officer and Treasurer of ACGL
Marc Grandisson	40	Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group
Ralph E. Jones III	51	Chairman and Chief Executive Officer of Arch Worldwide Insurance Group
W. Preston Hutchings	52	President of Arch Investment Management Ltd. and Senior Vice President and Chief Investment Officer of ACGL
Mark D. Lyons	51	President and Chief Operating Officer of Arch Insurance Group Inc.
Nicolas Papadopoulo	45	President and Chief Executive Officer of Arch Re (Bermuda)
Louis T. Petrillo	42	President and General Counsel of Arch Capital Services Inc.
John F. Rathgeber	53	President and Chief Executive Officer of Arch Reinsurance Company

        John D. Vollaro has been executive vice president and chief financial officer of ACGL since January 2002 and treasurer of ACGL since May 2002. Prior to joining us, Mr. Vollaro acted as an independent consultant in the insurance industry since March 2000. Prior to March 2000, Mr. Vollaro was president and chief operating officer of W.R. Berkley Corporation from January 1996 and a director from September 1995 until March 2000. Mr. Vollaro was chief executive officer of Signet Star Holdings, Inc., a joint venture between W.R. Berkley Corporation and General Re Corporation, from July 1993 to December 1995. Mr. Vollaro served as executive vice president of W.R. Berkley Corporation from 1991 until 1993, chief financial officer and treasurer of W.R. Berkley Corporation from 1983 to 1993 and senior vice president of W.R. Berkley Corporation from 1983 to 1991. He holds a B.S. degree from Long Island University.

        Marc Grandisson has served as chairman and chief executive officer of Arch Worldwide Reinsurance Group, an executive position of ACGL, since November 2005. Prior to November 2005, he served as president and chief executive officer of Arch Re (Bermuda) from February 2005. He served as president and chief operating officer of Arch Re (Bermuda) from April 2004 to February 2005 and as senior vice president, chief underwriting officer and chief actuary of Arch Re (Bermuda) from October 2001. From March 1999 until October 2001, Mr. Grandisson was employed as vice president and actuary of the reinsurance division of Berkshire Hathaway. From July 1996 until February 1999, Mr. Grandisson was employed as vice president-director of F&G Re Inc. From July 1994 until July 1996, Mr. Grandisson was employed as an actuary for F&G Re. Prior to that, Mr. Grandisson was employed as an actuarial assistant of Tillinghast-Towers Perrin. Mr. Grandisson holds an M.B.A. degree from the Wharton School of the University of Pennsylvania. He is also a fellow of the Casualty Actuarial Society.

        Ralph E. Jones III serves as chairman and chief executive officer of Arch Insurance Group Inc. ("Arch Insurance Group") and, since September 2003, has also served as chairman and chief executive officer of Arch Worldwide Insurance Group, an executive position of ACGL. Mr. Jones joined Arch Insurance Group as president and chief executive officer on July 1, 2003. Prior to his tenure with Arch, he was chief executive officer of Chubb Specialty Insurance, a strategic business unit within the Chubb Group of Insurance Companies since November 1999. Previously, he was managing director of Hiscox Insurance Company, Ltd., the United Kingdom and European property and casualty business of

Hiscox, plc. Mr. Jones began his career with Chubb, where he served in various senior executive positions, including chief underwriting officer of Chubb Insurance Company of Europe and worldwide manager of its Executive Protection Department. He holds a B.A. from Wesleyan University.

        W. Preston Hutchings has served as president of Arch Investment Management Ltd. since April 2006 and senior vice president and chief investment officer of ACGL since July 2005. Prior to joining ACGL, Mr. Hutchings was senior vice president and chief investment officer of RenaissanceRe Holdings Ltd. Previously, he was senior vice president and chief investment officer of Mid Ocean Reinsurance Company Ltd. from January 1995 until its acquisition by XL Capital in 1998. Mr. Hutchings began his career as a fixed income trader at J.P. Morgan & Co., working for the firm in New York, London and Tokyo. He graduated in 1978 with a B.A. from Hamilton College in Clinton, New York, and received in 1981 an M.A. in Jurisprudence from Oxford University, where he studied as a Rhodes Scholar.

        Mark D. Lyons has served as president and chief operating officer of Arch Insurance Group since June 2006. Prior to June 2006, he served as executive vice president of group operations and chief actuary of Arch Insurance Group from August 2003. From August 2002 to 2003, he was senior vice president of group operations and chief actuary of Arch Insurance Group. From 2001 until August 2002, Mr. Lyons worked as an independent consultant. From 1992 to 2001, Mr. Lyons was executive vice president of product services at Zurich U.S. From 1987 until 1992, he was a vice president and actuary at Berkshire Hathaway Insurance Group. Mr. Lyons holds a B.S. degree from Elizabethtown College. He is also an associate of the Casualty Actuarial Society and a member of the American Academy of Actuaries.

        Nicolas Papadopoulo has served as president and chief executive officer of Arch Re (Bermuda) since November 2005. Prior to November 2005, he served as chief underwriting officer of Arch Re (Bermuda) from October 2004. He joined Arch Re (Bermuda) in December 2001 as a senior property underwriter. Prior to that time, he held various positions at Sorema N.A. Reinsurance Group, a U.S. subsidiary of Groupama from 1990, including executive vice president and chief underwriting officer since 1997. Prior to 1990, Mr. Papadopoulo was an insurance examiner with the Ministry of Finance, Insurance Department, in France. Mr. Papadopoulo graduated from École Polytechnique in France and École Nationale de la Statistique et de l'Administration Economique in France with a masters degree in statistics. He is also a member of the International Actuarial Association and a fellow at the French Actuarial Society.

        Louis T. Petrillo has been president and general counsel of Arch Capital Services Inc. since April 2002. From May 2000 to April 2002, he was senior vice president, general counsel and secretary of ACGL. From 1996 until May 2000, Mr. Petrillo was vice president and associate general counsel of ACGL's reinsurance subsidiary. Prior to that time, Mr. Petrillo practiced law at the New York firm of Willkie Farr & Gallagher LLP. He holds a B.A. degree from Tufts University and a law degree from Columbia University.

        John F. Rathgeber has served as president and chief executive officer of Arch Reinsurance Company since April 2004 and as managing director and chief operating officer of Arch Reinsurance Company since December 2001. From 1998 until 2001, Mr. Rathgeber was executive vice president of the financial solutions business unit of St. Paul Re. From November 1992 until 1996, Mr. Rathgeber was employed as a vice president in the non-traditional underwriting department at F&G Re, and from 1996 until 1998, Mr. Rathgeber served as a senior vice president of non-traditional reinsurance. Prior to joining F&G Re, Mr. Rathgeber was employed by Prudential Re from 1980 until 1992. During that time, he held various underwriting positions, and from 1988 until 1992, Mr. Rathgeber was a director in the actuarial department. Mr. Rathgeber holds a B.A. from Williams College. He is also a chartered property and casualty underwriter, a fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries.

Composition of the Board of Directors

        The Board of Directors is required to determine which directors satisfy the criteria for independence under the rules of the National Association of Securities Dealers, Inc. (the "NASD"). To be considered independent, a director may not maintain any relationship that would interfere with his or her independent judgment in completing the duties of a director. The rules state that certain relationships preclude a board finding of independence, including a director who is, or during the past three years was, employed by the company, and any director who accepts any payments from the company in excess of $60,000 during the current year or any of the past three years, other than director fees or payments arising solely from investments in the company's securities. The rules specifically provide that ownership of company stock by itself would not preclude a board finding of independence. Our Board of Directors consists of nine directors, including eight non-employee directors. Our Board of Directors has concluded that the following seven non-employee directors are independent in accordance with the director independence standards set forth in Rule 4200 of the rules of the NASD: Wolfe "Bill" H. Bragin, John L. Bunce, Jr., Sean D. Carney, Kewsong Lee, James J. Meenaghan, John M. Pasquesi and Robert F. Works. In making these independence determinations, the Board reviewed the relationships with the directors set forth under the caption "Certain Relationships and Related Transactions," including ordinary course transactions not meeting the disclosure threshold with insurers, reinsurers and producers in which a director or a fund affiliated with any of our directors maintained at least a 10% ownership interest.

        Pursuant to the Shareholders Agreement entered into in connection with the capital infusion in November 2001, the Warburg Pincus funds are entitled to nominate a prescribed number of directors based on the respective retained percentages of their preference shares purchased in November 2001. As long as the Warburg Pincus funds retain at least 45% of their original investment (or, depending upon the size of the Board of Directors, at lower retained percentages), they will be entitled to nominate four directors to our Board of Directors. Currently, our Board of Directors includes the following three directors nominated by the Warburg Pincus funds: Messrs. Bragin, Carney and Lee. Previously, the Hellman & Friedman funds had rights to nominate directors of ACGL under the Shareholders Agreement, but, in May 2007, the Hellman & Friedman funds ceased to own shares of ACGL and their rights under the Shareholders Agreement terminated.

Meetings and Committees of the Board of Directors

        The Board of Directors held four meetings during 2007. The Board of Directors has established standing audit, compensation, executive, finance and investment, nominating and underwriting oversight committees. Each of the committees, except for the underwriting oversight committee, has a written charter, and these charters are posted on our web site at www.archcapgroup.bm. None of the material on our web site is incorporated herein by reference. Each director attended 75% or more of all meetings of the Board of Directors and any committees on which the director served during fiscal year 2007, except Mr. Carney. Directors are encouraged but not required to attend our annual general meetings of shareholders. Seven of the 10 directors at the date of the 2007 annual general meeting attended that meeting.

        As long as at least one representative of the Warburg Pincus funds is on the Board of Directors, each board committee will include at least one representative of the Warburg Pincus funds. The foregoing is subject to the restrictions on service on the audit committee under the rules of the NASD and the Securities and Exchange Commission (the "SEC").

  Audit Committee

        The audit committee assists the Board of Directors in monitoring (1) the integrity of our financial statements, (2) the independent auditor's qualifications and independence, (3) the performance of our internal audit function and independent auditors and (4) the compliance by the Company with legal and regulatory requirements. In 2007, our Board of Directors reconfirmed the written charter for the audit committee. The audit committee currently consists of James J. Meenaghan (chairman), Wolfe "Bill" H. Bragin and Robert F. Works. All of such audit committee members are considered independent under the listing standards of the NASD governing the qualifications of the members of audit committees and the independence requirements under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board of Directors has determined that Mr. Meenaghan qualifies as an "audit committee financial expert" under the rules of the SEC. The audit committee held five meetings during 2007. The report of the audit committee begins on page 11.

  Compensation Committee

        The compensation committee of the Board of Directors approves the compensation of our senior executives and has overall responsibility for approving, evaluating and making recommendations to the Board of Directors regarding our officer compensation plans, policies and programs. The compensation committee currently consists of John L. Bunce, Jr. (chairman), Kewsong Lee, James J. Meenaghan and Robert F. Works. All of such compensation committee members are considered independent under the listing standards of the NASD governing the qualifications of the members of compensation committees. None of the members of the committee are or have been officers or employees of the Company. In addition, no executive officer of the Company served on any board of directors or compensation committee of any entity (other than ACGL) with which any member of our Board of Directors serves as an executive officer. The compensation committee held four meetings during 2007. The report of the compensation committee begins on page 22.

  Executive Committee

        The executive committee of the Board of Directors may generally exercise all the powers and authority of the Board of Directors, when it is not in session, in the management of our business and affairs, unless the Board of Directors otherwise determines. The executive committee currently consists of Kewsong Lee (chairman), John L. Bunce, Jr., Paul B. Ingrey and Constantine Iordanou. The executive committee did not meet during 2007.

  Finance and Investment Committee

        The finance and investment committee of the Board of Directors oversees the Board of Directors' responsibilities relating to the financial affairs of the Company and recommends to the Board of Directors financial policies, strategic investments and overall investment policy, including review of manager selection, benchmarks and investment performance. The finance and investment committee currently consists of John M. Pasquesi (chairman), John L. Bunce, Jr., Sean D. Carney, Constantine Iordanou, Kewsong Lee and James J. Meenaghan. The finance and investment committee held four meetings during 2007.

  Nominating Committee

        The nominating committee of the Board of Directors is responsible for identifying individuals qualified to become directors and recommending to the Board of Directors the director nominees for consideration at each annual meeting of shareholders. The nominating committee currently consists of Kewsong Lee (chairman), John M. Pasquesi and Robert F. Works. All of such nominating committee members are considered independent under the listing standards of the NASD governing the qualifications of the members of nominating committees. The nominating committee held two meetings during 2007.

        When the Board of Directors determines to seek a new member, whether to fill a vacancy or otherwise, the nominating committee will consider recommendations from Board members, management and others, including shareholders. In general, the committee will look for new members, including candidates recommended by shareholders, possessing superior business judgment and integrity who have distinguished themselves in their chosen fields of endeavor and who have knowledge and experience in the areas of insurance, reinsurance or other aspects of our business, operations or activities. A shareholder who wishes to recommend a director candidate for consideration by the nominating committee should send such recommendation in writing to the Secretary, Arch Capital Group Ltd., Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda and should comply with the advance notice requirements set forth in our bye-laws, as described under the caption "Shareholder Proposals for the 2009 Annual General Meeting." As described in more detail on page 51, every submission must include a statement of the qualifications of the nominee, a consent signed by the candidate evidencing a willingness to serve as a director if elected, and a commitment by the candidate to meet personally, if requested, with the nominating committee. It is the policy of the committee to review and evaluate each candidate for nomination submitted by shareholders in accordance with the above procedures on the same basis as candidates that are suggested by our Board of Directors.

        The nominating committee has not paid a fee to third parties in connection with the identification and evaluation of nominees, nor has it rejected a candidate recommended by a 5% shareholder, but, in each case, reserves the right to do so.

  Underwriting Oversight Committee

        The underwriting oversight committee of the Board of Directors assists the Board of Directors by reviewing the underwriting activities of our insurance and reinsurance subsidiaries. The underwriting oversight committee currently consists of Paul B. Ingrey (chairman), Wolfe "Bill" H. Bragin, Sean D. Carney and John M. Pasquesi. The underwriting oversight committee held three meetings in 2007.

Communications with the Board of Directors

        Shareholders may communicate with the Board of Directors or any of the directors by sending written communications addressed to the Board of Directors or any of the directors, c/o Secretary, Arch Capital Group Ltd., Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda. All shareholder communications will be compiled by the Secretary for review by the Board of Directors.

Report of the Audit Committee of the Board of Directors

        The audit committee assists the Board of Directors in monitoring (1) the integrity of our financial statements, (2) the qualifications and independence of the independent registered public accounting firm, (3) the performance of our internal audit function and independent registered public accounting firm and (4) the compliance by the Company with legal and regulatory requirements.

        It is not the responsibility of the audit committee to plan or conduct audits or to determine that ACGL's financial statements are in all material respects complete and accurate and in accordance with generally accepted accounting principles ("GAAP"). This is the responsibility of management and the independent public registered accounting firm. It is also not the responsibility of the audit committee to assure compliance with laws and regulations or with any codes or standards of conduct or related policies adopted by ACGL from time to time which seek to ensure that the business of ACGL is conducted in an ethical and legal manner.

        The audit committee has reviewed and discussed the consolidated financial statements of ACGL and its subsidiaries set forth in Item 8 of our 2007 Annual Report, management's annual assessment of the effectiveness of ACGL's internal control over financial reporting and PricewaterhouseCoopers LLP's opinion on the effectiveness of internal control over financial reporting, with management of ACGL and PricewaterhouseCoopers LLP, independent registered public accounting firm for ACGL.

        The audit committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended, which includes, among other items, matters relating to the conduct of an audit of ACGL's financial statements.

        The audit committee has received the written confirmation from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 and has discussed with PricewaterhouseCoopers LLP their independence from ACGL.

        Based on the review and discussions with management of ACGL and PricewaterhouseCoopers LLP referred to above and other matters the audit committee deemed relevant and appropriate, the audit committee has recommended to the Board of Directors that ACGL publish the consolidated financial statements of ACGL and its subsidiaries for the year ended December 31, 2007 in our 2007 Annual Report.

AUDIT COMMITTEE James J. Meenaghan (chairman) Wolfe "Bill" H. Bragin Robert F. Works

Compensation Discussion and Analysis

  Introduction

        In this section, we discuss the principal aspects of our compensation program as it pertains to Constantine (Dinos) Iordanou, president and chief executive officer of ACGL, John Vollaro, executive vice president, chief financial officer and treasurer of ACGL, and our three other most highly-compensated executive officers in 2007, Marc Grandisson, chairman and chief executive officer of Arch Worldwide Reinsurance Group, Ralph Jones, chairman and chief executive officer of Arch Worldwide Insurance Group, and W. Preston Hutchings, president of Arch Investment Management Ltd. and senior vice president and chief investment officer of ACGL. We refer to these five individuals throughout this section as the "named executive officers." Our discussion focuses on our compensation and practices relating to 2007.

        The compensation committee of our Board of Directors (which we refer to as the "Committee" in this section) is responsible for determining and approving the individual elements of total compensation paid to the chief executive officer and our other executive officers and establishing overall compensation policies for our employees. The Committee also oversees the administration of executive compensation plans and certain employee benefits. Our Board of Directors appoints each member of the Committee and has determined that each is an independent director under the applicable standards of the NASD.

  Compensation Objectives and Philosophy

        The objectives of our executive compensation program are to:

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  attract and retain quality executives who will contribute to our long-term success and, thereby, increase shareholder value;

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  enhance the individual executive's short and long-term performance;

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  align the interests of the executive with those of our shareholders; and

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  improve overall company performance and support the ACGL culture of teamwork, underwriting discipline and commitment to the highest ethical standards.

        ACGL seeks to provide a compensation program that is driven by our overall financial performance, the increase in shareholder value, the success of the operating unit or function directly affected by the executive's performance and the individual performance of the executive. The main principles of this strategy include the following: (1) compensation decisions are driven by performance, (2) increased compensation is earned through an employee's increased contribution and (3) a majority of total compensation should consist of variable, performance-based compensation.

        We believe that the Company's compensation program provides a competitive mix of pay elements that align executive incentives with shareholder value. Our executive compensation program includes both fixed and variable compensation, with an emphasis on long-term compensation that is tied to company performance. Although we do not apply rigid apportionment goals in our compensation decisions, our philosophy is that variable pay, in the form of annual cash incentive bonuses and share-based awards, should constitute the majority of total direct compensation. A substantial component of variable compensation is granted in the form of share-based awards, which make stock price appreciation fundamental in realizing a compensation benefit. By emphasizing long-term performance through using long-term incentives, we align our executives' interests with our shareholders' interests and create a strong retention tool.

        We rely on our judgment in making compensation decisions for the named executive officers after reviewing the overall performance of our Company and evaluating an executive's performance during the year against established objectives, leadership qualities, scope of responsibilities and current compensation. Specific factors affecting compensation decisions include key financial metrics, such as growth in book value per share, return on equity ("ROE"), after-tax operating income, combined ratio and investment performance, as well as achieving strategic objectives and supporting our values by promoting a culture of integrity through compliance with law and our ethics policies. We generally do not adhere to rigid formulas in determining the amount and mix of compensation elements. We employ flexibility in our compensation programs and in the evaluation process, which we believe helps to position us to respond to changes in the business environment.

  Elements of Compensation Program

        The four primary components of our executive compensation program are (1) base salary, (2) annual cash incentive bonuses, (3) long-term incentive share-based awards and (4) benefits.

        Base Salary. Base salaries are designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibility. We pay base salaries because they provide a basic level of compensation and are necessary to recruit and retain executives. The Committee has the ability, subject to the terms of any employment agreement, to use base salary adjustments to reflect an individual's performance or changed responsibilities.

        Base salary levels are also important because we generally tie the amount of incentive compensation to an executive's base salary. For example, annual target bonus opportunities are denominated as a percentage of the executive's base salary. In addition, as discussed above, the Committee emphasizes a mix of compensation weighted towards variable, performance-based compensation. At lower executive levels, base salaries represent a larger proportion of total compensation but at senior executive levels are progressively replaced with larger variable compensation opportunities.

        Annual Cash Incentive Bonuses. We use annual cash incentive bonuses as a short-term incentive to drive achievement of our annual performance goals. Specifically, annual cash incentive bonuses are designed to: (1) promote the achievement of financial goals, (2) support our strategic objectives and (3) reward achievement of specific performance objectives.

        Annual bonus awards are designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibilities. The size of an executive's bonus award is influenced by these factors, corporate performance, individual performance and market practice. As an employee's responsibilities increase, the portion of his or her bonus that is dependent on corporate performance increases.

        We initially denominate a target annual cash incentive bonus opportunity as a percentage of an executive's base salary. For each employee, his or her target is an approximation of the bonus payment that may be paid if performance goals and other expectations are attained by both the employee and the Company as a whole. These target annual bonuses are indicative and do not set a maximum limit. For each of the named executive officers, the target annual bonus opportunity is 100% of such executive's respective base salary.

        Our annual bonus awards are paid under our Incentive Compensation Plan. The plan combines two sets of performance measures: (1) a qualitative judgment about progress and performance each year (referred to as the "Target Bonus Approach") and (2) a quantitative, formula-based measure (referred to as the "Formula Approach").

        The Target Bonus Approach is applied to all the named executive officers, as well as to our investment management team, the employees of Arch Capital Services Inc. and other designated officers. Under the Target Bonus Approach, the executive's bonus is discretionary and is determined by the Committee taking into account overall company performance, department or function performance, individual performance and other measures deemed applicable by the Committee. The Committee measures company performance based on an analysis of our financial performance on an absolute basis and as compared to that of Selected Competitors (as defined below) reviewed annually by the Committee. The financial metrics evaluated by the Committee in measuring company performance include growth in book value per share, ROE, after-tax operating income, combined ratio and investment performance. Approved annual bonus awards are paid in cash in an amount reviewed and approved by the Committee and ordinarily paid in a single installment in the first quarter following the completion of a given year.

        The Formula Approach is applied to executives included in our insurance and reinsurance groups. None of our named executive officers participated in our Formula Approach in 2007, although from 2002 to 2005, the Formula Approach was applied to Mr. Grandisson, who previously served as president and chief executive officer of Arch Re (Bermuda) through November 2005. Under the Formula Approach, a bonus pool is established for each of our insurance segment and our reinsurance segment based on underwriting performance during a given underwriting year. For each underwriting year, the bonus pool will be recalculated annually as actual underwriting results emerge, and any resultant payments will be made to the participants over a 10-year development period. Since much of our business requires multiple years to determine whether we have been successful in our assessment of risk, we have structured our plan in this manner so that incentive payments are made to employees as actual results become known. Under the Incentive Compensation Plan, if the Board of Directors or the Committee determines that the Formula Approach results in compensation levels that do not appropriately reflect the Company's underlying performance, then the Board of Directors or the Committee may terminate the Formula Approach or make adjustments to it that it deems appropriate.

        Historically, we have allocated all of the Company's capital to the operating units for purposes of calculating ROE under our Incentive Compensation Plan, which is designed to encourage our underwriters to write insurance and reinsurance business that offers the highest risk-adjusted returns. Since 2006, rates in many of our lines of business declined. In order to reinforce ACGL's commitment to maintaining underwriting discipline, which involves writing only business that is adequately priced, the Board of Directors determined that a portion of the Company's capital would not be allocated to the operating units for purposes of calculating ROE under the Incentive Compensation Plan for the 2006 and 2007 underwriting years. Consistent with this philosophy of underwriting discipline, as well as our commitment to prudent and efficient capital management, in March 2007, the Board of Directors also authorized management to invest up to $1 billion in ACGL's common shares through a share repurchase program.

        Long-Term Incentive Share-Based Awards. We emphasize long-term variable compensation at the senior executive levels because of our desire to reward effective long-term management decision making and provide the named executive officers with a future interest in the Company. Long-term incentives, which comprise a significant portion of executive compensation, are designed to focus attention on long-range objectives and future returns to shareholders, and are delivered to the named executive officers and other employees through share-based awards under our long-term incentive plans. Our long-term incentive share award plans provide for the grant to eligible employees of a wide range of share-based awards.

        The Company provided grants in the form of stock options and restricted common share awards through 2006. In May 2007, we began to utilize another form of share-based award, stock-settled share appreciation rights ("SARs") in replacement of stock options in jurisdictions where this type of award is appropriate. SARs represent a right to be paid, upon exercise, an amount measured by the difference between the fair market value per share on the exercise date and the exercise price of the SAR (the "spread"), multiplied by the number of shares with respect to which the SAR is exercised, with the resultant amount paid in shares valued on the exercise date. The value of SARs to employees should be equivalent to that of options, and SARs are less dilutive to shareholders. In addition, the Company amended outstanding stock option agreements to allow for net exercise to the extent permitted or otherwise advisable under applicable legal and accounting principles.

        In 2007, the Company shifted the mix of share-based awards to place greater emphasis on restricted shares. One of the key bases for this change is that restricted shares are a more predictable and flexible equity incentive than option and SAR awards. As a result, restricted shares are generally more meaningful to employees and, therefore, could provide a more significant incentive to remain with the Company during the vesting period.

        Our share-based compensation is designed to align the interests of executives and shareholders by providing value to the executive as the share price increases. Due to the variability of the share price, the value of stock options, SARs and restricted share awards is dependent upon our overall results and how we are perceived by our shareholders and the marketplace. Based on the foregoing, the Company believes that share-based awards encourage executives and other employees to focus on behaviors and initiatives that should lead to an increase in the price of our common shares, which benefits all ACGL shareholders.

        During 2007, in an effort to further align the interests of the senior management team with the interests of shareholders, the Company adopted share retention guidelines that require these executives to retain designated levels of ownership of the common shares of ACGL. Specifically, these guidelines require common share ownership levels as follows: (1) chief executive officer of ACGL—five times base salary; (2) named executive officers and other executives who file reports under Section 16 of the Exchange Act and certain other members of senior management—three times base salary; and (3) other members of senior operating management—two times base salary. Each executive has five years to comply with the guidelines, and unvested restricted shares, stock options and SARs do not count toward the requirement.

        Share-based compensation grant levels and awards are reviewed and determined by the Committee periodically. Grants of share-based compensation are determined on the basis of a number of factors, including: (1) corporate performance on an absolute basis and relative to Selected Competitors and individual performance, (2) the executive's contribution to the Company's success, (3) competitive total compensation and long-term incentive grant levels as determined in the market and (4) our share ownership objectives.

        Share-based awards granted to employees vest over a prescribed period, motivating executives to remain with us and sustain high corporate performance in order to increase the value of such awards. The May 2007 grants outlined in the "Grants of Plan-Based Awards" table will vest over a three-year period, which the Company believes is consistent with the Company's objectives to retain management and to align further the interests of management and the Company's shareholders. Options and SARs awarded to executives are granted at 100% of the market value of the shares on the date of grant and, subject to earlier termination under certain circumstances as set forth in the award agreements, will expire 10 years from the grant date.

        Each award agreement expressly provides for the acceleration of the vesting of the applicable award and, in the case of stock options, adjustments to the option exercise period in the event the award recipient ceases to be an employee of the Company in certain circumstances. Please refer to the description of our award agreements included below under the caption "—Share-Based Award Agreements." Commencing with the February 2006 annual grants, the award agreements for the named executive officers provide that, in the event that the employee's employment is terminated by the Company other than for cause (or, in the case of Messrs. Iordanou, Vollaro, Grandisson and Jones, by the employee for good reason) within two years following a change in control, unvested shares and unvested options would immediately vest, and the options would have a remaining term of 90 days from termination. Unlike single trigger provisions that provide for vesting immediately upon a change in control, the agreements require a double trigger, a change in control followed by an involuntary loss of employment (or, in the case of Messrs. Iordanou, Vollaro, Grandisson and Jones, termination following an involuntary change in responsibilities) within two years thereafter. This is consistent with the purpose of the provision, which is to provide employees with a level of financial protection upon loss of employment.

        In addition, commencing with grants on and after September 2004, our share-based award agreements provide that, if an employee's employment terminates (other than for cause) after retirement age, unvested shares and unvested options would continue to vest pursuant to the normal vesting schedule so long as the employee does not engage in a competitive activity following retirement. However, the award agreements also provide that, if a retired employee does engage in a competitive activity, any unvested awards would be forfeited and the holder would have a reduced period in which to exercise vested options. These provisions are designed to help provide our retired employees with financial security so long as the Company's interests are protected.

        Benefits. ACGL seeks to provide benefit plans, such as medical coverage and life and disability insurance, consistent with applicable market conditions. These health and welfare plans help ensure that the Company has a productive and focused workforce through reliable and competitive health and other benefits. In line with ACGL's objective to provide careers and to promote retention, defined contribution retirement plans are provided for all employees according to local market conditions. Retirement plans help employees save and prepare for retirement. The named executive officers are eligible for the benefit plans provided to all other employees.

        Messrs. Iordanou, Vollaro, Grandisson and Jones also participate in the Company's non-qualified defined contribution retirement plan, which provides these executives with additional retirement savings opportunities that cannot be achieved with tax-qualified plans due to limits on annual compensation that can be taken into account under qualified plans. The investment alternatives under the non-qualified plan are the same choices available to all participants under the tax-qualified defined contribution retirement plan and the executives do not receive preferential earnings on their investments. Account balances are paid in cash following termination of employment in accordance with the terms of the plan. The principal benefit to the executives is that U.S. taxes are deferred until distribution of the funds.

        In 2007, the Company adopted an employee share purchase plan. The purpose of this plan is to provide employees with an opportunity to purchase common shares of ACGL through payroll deductions, thereby encouraging employees to share in the economic growth and success of the Company.

        In addition, the Company provides our named executive officers with perquisites and other benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain key employees. In developing our guidelines for the administration of these various benefits, the Company reviews the job requirements of various positions and the anticipated business use of such benefits, as well as available market data. Similar benefits are generally provided by insurers and reinsurers for similarly-situated employees and have been necessary for recruitment and retention purposes. Many of these benefits relate to those executives who work and reside in Bermuda and are typical of such benefits provided to expatriates located in Bermuda. Examples of these benefits include housing allowances, club memberships, the cost of tax preparation services and home leave for executives and family for those executives working outside their home country. In addition, certain tax regulations often subject our executives to taxation on the receipt of certain benefits irrespective of the value such benefit confers to the executive. In these situations, we typically provide a tax gross-up payment to the executive to reimburse the executive for approximate amounts of additional tax liability the executive will need to pay as a result of receiving such benefits.

  Committee Review

        The Committee reviews the performance of, and approves the compensation paid to, the chief executive officer and the other named executive officers. The chief executive officer assists in the reviews of the named executive officers other than himself through making recommendations on goals and objectives, evaluating performance and making recommendations regarding compensation. With this input from the chief executive officer with respect to the other named executive officers, the Committee uses discretion in determining compensation for these officers.

        The Committee meets in executive sessions (without management present) as necessary, particularly when administering any aspect of the compensation program for the chief executive officer. Compensation matters in respect of the chairman, the chief executive officer and the chief financial officer of ACGL and the general counsel of Arch Capital Services Inc. are subject to ratification by the Board of Directors.

        In determining the amount of named executive officer compensation each year, the Committee reviews overall corporate performance, the performance of the business unit or function that the executive leads and an assessment of each executive's performance. The Committee considers competitive market practices with respect to senior executive compensation practices and levels of base salary, annual incentives, long-term incentives and benefits. The Committee reviews available survey data and annual reports on Form 10-K, proxy statements and other publicly available information for a representative sample of publicly-traded insurers and reinsurers which we believe compete directly with us for executive talent (the "Selected Competitors"). Many of these Selected Competitors are of generally similar size and have generally similar numbers of employees, product offerings and geographic scope. Currently, the Selected Competitors are: ACE Limited, AXIS Capital Holdings Limited, Endurance Specialty Holdings Ltd., Everest Re Group Ltd., Montpelier Re Holdings Ltd., Odyssey Re Holdings Corp., PartnerRe Ltd., Platinum Underwriters Holdings, Ltd., RenaissanceRe Holdings Ltd., Transatlantic Holdings, Inc., W.R. Berkley Corp. and XL Capital Ltd.

        Materials for each meeting are generally provided in advance for review by the Committee. Materials may include the following: reports on operating results and strategic results, schedules showing all forms of compensation paid to senior executives, background information regarding any proposed change to any element of compensation or benefits and Selected Competitor data.

  2007 Compensation Decisions

        The specific compensation decisions made for each named executive officer for 2007 reflect the strong performance of the Company against key financial and operational measurements. In evaluating the performance of the Company, we focus on two main benchmarks, growth in book value per share, which creates long-term value for shareholders, and ROE, which measures the generation of earnings and the efficient use of capital and drives growth in book value. We did extremely well in 2007 by both measures. Book value increased 25.4% in 2007, to $55.12 per diluted share at December 31, 2007, and after-tax operating income return on average equity was 24.3% for 2007. In addition, after-tax operating income available to common shareholders was $846.3 million, or $11.47 per diluted share, and our GAAP combined ratio declined to 84.1% in 2007 from 85.4% in 2006. We believe our emphasis on profitability, rather than on premium volume, will benefit shareholders by enabling us to continue to grow the Company's book value per share at an attractive rate over time.

        Please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our 2007 Annual Report for an analysis of our financial and operational performance during 2007. After-tax operating income available to common shareholders, a non-GAAP financial measure, is defined as net income available to common shareholders, excluding net realized gains or losses and net foreign exchange gains or losses, net of income taxes.

        Consistent with our philosophy of emphasizing variable, performance-based compensation, the base salaries for 2008 for all named executive officers of the Company were not increased from 2007 levels.

        In determining the performance-based portion of Mr. Iordanou's compensation, the Committee evaluated Mr. Iordanou's contributions toward creation and enhancement of shareholder value by considering a number of factors, including the Company's strong financial results achieved under his leadership despite softening of the insurance and reinsurance markets. The Committee focused on the fact that the Company maintained underwriting discipline as market conditions weakened. The Committee also considered the Company's effective capital management, as well as its pursuit of strategic and operational initiatives under Mr. Iordanou's leadership, to support the Company's long-term success. For example, over the past year, the Company established the reinsurance group's new property facultative operations and finalized a joint venture with the Gulf Investment Corporation to form a new reinsurer based in the Dubai International Financial Centre (the "Gulf Joint Venture"). The Committee did not apply a formula or assign performance measures relative weights but made a subjective determination after considering these measures collectively.

        In light of the Committee's assessment, and as a result of his performance, Mr. Iordanou received a cash bonus of $3,500,000. In May 2007, he also was granted long-term incentive awards in the form of 45,000 restricted common shares and 45,000 SARs with a per share exercise price of $71.12, each of which will vest in three equal annual installments commencing on the first anniversary of the grant date. These awards, which are reflected in the "Summary Compensation Table," were awarded following an assessment of Mr. Iordanou's performance during 2006. As noted below, the Committee expects to consider determinations for shared-based compensation for 2007 performance at meetings scheduled to be held in May 2008. In consideration for Mr. Iordanou entering into his new employment agreement, the above restricted shares awarded to him have become fully vested on November 28, 2007 (see "—Employment Arrangements").

        In determining the performance-based compensation of our other named executive officers, the Committee evaluated overall performance of the Company and their contributions to that performance, as well as the performance of the business or function that each named executive officer leads. Again, the Committee did not apply a formula or assign performance measures relative weights but made a subjective determination after considering these measures collectively.

        With respect to Mr. Vollaro, the Committee noted his key role in capital management which, along with underwriting discipline, is critical to the Company's success. In that regard, during 2007, Mr. Vollaro provided effective direction for the Company's common share repurchase program, which commenced in February 2007. The Committee also reviewed Mr. Vollaro's oversight of enterprise risk management and the Company's capital allocation methodology. Effective capital allocation will allow us to deploy capital more effectively to those areas with the best underwriting opportunities. In addition, under Mr. Vollaro's leadership, the financial function for the Company, which involved, among other things, financial reporting, investor relations and ratings agency matters, performed very well during the year. During 2007, the financial strength ratings of our principal reinsurance and insurance subsidiaries were affirmed by A.M. Best at "A" (Excellent), and upgraded by Standard & Poor's to "A" (Strong).

        In assessing the performance of Messrs. Grandisson and Jones, who oversee the Company's reinsurance operations and insurance operations, respectively, the Committee reviewed the profitability of the reinsurance group and the insurance group, including their respective groups' effective job in managing the underwriting cycle as market conditions worsened during 2007. As part of that analysis, the Committee reviewed the estimated bonus pool determined under the Formula Approach for the 2007 and prior underwriting years, which is based on various ROE targets. In reviewing these calculations, the Committee recognized that the estimated bonus pool provides only a current indication of underwriting performance as the bonus pool for the underwriting year will be recalculated annually over a 10-year development period as actual results emerge.

        The Committee also reviewed Mr. Grandisson's and Mr. Jones' oversight of key operational matters for their respective groups, including those relating to overall management, expenses, risk management and information technology infrastructure. In addition, the Committee considered the Company's pursuit of strategic initiatives under the leadership of Mr. Grandisson and Mr. Jones, which initiatives will provide us with opportunities to access new sources of profitable business over the long term. Over the past year, Mr. Grandisson provided oversight for the establishment of new property facultative reinsurance operations, the extension of the reinsurance group's presence in Europe and the finalization of the Gulf Joint Venture (as described above). Under Mr. Jones' direction, the insurance group continued to place greater emphasis on serving smaller accounts where pressure on rates was less and enhanced our U.S.-based operations' presence in selected cities, which will help position us to serve our distributors more effectively.

        With respect to Mr. Hutchings, the Committee reviewed the performance of the Company's internal and external investment portfolios. Under Mr. Hutchings' oversight, the Company believes that the portfolios were very well positioned to capitalize on attractive investment opportunities that may arise as a result of recent financial market turmoil. In addition, the Committee reviewed other contributions of Mr. Hutchings, including his effective implementation of the Company's common share repurchase program and his oversight of a process by which internal Company personnel assumed responsibility from external managers for managing a substantial amount of funds, which has led to more efficient administration of the Company's portfolios and related savings.

        In light of this assessment, the named executive officers received the following annual incentive cash bonuses for performance during 2007: Mr. Vollaro—$1,000,000; Mr. Grandisson—$1,000,000; Mr. Jones—$750,000; and Mr. Hutchings—$350,000. In addition, in May 2007, they were granted the following long-term incentive share-based awards (with the same principal terms described above): Mr. Vollaro—12,550 SARs and 12,550 restricted common shares; Mr. Grandisson—10,450 SARs and 10,450 restricted common shares; Mr. Jones—9,400 SARs and 9,400 restricted common share units; and Mr. Hutchings—5,250 SARs and 5,250 restricted common shares. In order to limit the impact of the deductibility cap under Section 162(m) of the Code, certain amounts payable to Mr. Jones were deferred in accordance with our current policies, which are described below under the caption "Tax Considerations—Section 162(m)." These share-based awards, which are reflected in the "Summary Compensation Table," were awarded following an assessment of the executives' performance during 2006. As noted below, the Committee expects to consider determinations for shared-based compensation for 2007 performance at meetings scheduled to be held in May 2008.

        As indicated above, and consistent with the Committee's general compensation philosophy for senior executives, compensation for the named executive officers was weighted significantly towards performance-based compensation in the form of a cash bonus payment and share-based awards. Specifically, in 2007, for our named executive officers, we allocated compensation as follows: (1) base salaries ranging from approximately 11% to 32% of total compensation and (2) variable, performance-based compensation, in the form of annual cash incentive bonuses and long-term incentive share-based awards, ranging from approximately 68% to 89% of total compensation. For this purpose, the percentages are based on total compensation that includes the base salary and cash bonus payments described above and the full grant date value of the May 2007 share-based awards calculated in accordance with prescribed accounting rules. The calculated amounts for the share-based awards differ from the amounts included in the "Summary Compensation Table," which we calculated in accordance with SEC regulations and, accordingly, include amounts related to the awards granted in 2007 as well as prior years.

  Certain Procedures Regarding Share-Based Compensation

        The Committee approves all grants of share-based compensation to the named executive officers and other executives who file Section 16 reports with the SEC, and these awards also are generally approved by the full Board of Directors. The Committee approves annual share-based awards to other employees or, alternatively, may approve the size of the pool of such annual share-based awards to be granted to other employees, but may delegate to the chief executive officer and other members of senior management the authority to make and approve specific awards to other employees. In addition, the Committee has delegated to the chief executive officer or, in his absence, the chief financial officer, the authority to make and approve specific share-based awards to non-executives, principally new hires, who are not subject to Section 16 of the Exchange Act. The Committee reviews any grants made under this delegation on a regular basis.

        Our plans do not permit granting of stock options at an exercise price below the fair market value on the grant date and also do not allow for repricing or reducing the exercise price of a stock option. We set the exercise price of stock options at the closing share price on the date of grant.

        It has been our practice to make annual grants of share-based compensation on the dates of regularly scheduled meetings of the full Board of Directors. Our process for establishing the grant date well in advance provides assurance that grant timing is not being manipulated for employee gain. It is our current intention to consider the determinations for annual grants on the date of the May meeting of our Board of Directors. We chose the May meeting of our Board of Directors because we believe that more complete information will be publicly available at that time regarding the financial performance of our Selected Competitors and the related share-based awards granted by these companies for performance during the prior year, which will provide the Committee and the Board of Directors with additional useful data before making final determinations on share-based compensation. Generally, awards are granted to the named executive officers as part of the annual process, which encompassed approximately 273 company employees worldwide for awards granted in 2007 for 2006 performance. We may grant a small percentage of awards at other times throughout the year on the date of regularly-scheduled meetings of the Committee or the full Board of Directors in connection with hiring or the promotion of an executive or special retention circumstances. In addition, pursuant to the delegation of authority by the Committee, the chief executive officer or, in his absence, the chief financial officer, may approve at other times grants of share-based awards to non-executive officers. In the case of a new hire, the awards have grant dates corresponding to the date the employment commences for the new hire.

  Tax Considerations

        Section 162(m). Section 162(m) of the Code generally limits the deductible amount of annual compensation paid to the chief executive officer and four other most highly compensated executive officers to no more than $1,000,000 each. Since ACGL will not generally be subject to United States income tax, the limitation on deductibility will not directly apply to it. However, the limitation would apply to a United States subsidiary of ACGL if it employs the chief executive officer or one of the four other most highly compensated executive officers. Qualified performance-based compensation will be excluded from the $1,000,000 limitation on deductibility. Our policy is to qualify, to the extent reasonable, our executive officers' compensation for deductibility under applicable tax laws. Consistent with this policy, our Incentive Compensation Plan includes a provision pursuant to which payments under the plan may be deferred if it is necessary in order to avoid nondeductibility of the payments under Section 162(m) of the Code. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to our success. Consequently, the Committee recognizes that the loss of a tax deduction could be necessary in some circumstances due to the restrictions of Section 162(m). The Committee will review tax consequences as well as other relevant considerations in connection with compensation decisions.

Report of the Compensation Committee on the Compensation Discussion and Analysis

        The Committee reviewed and discussed the "Compensation Discussion and Analysis" section included in this proxy statement with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the "Compensation Discussion and Analysis" section be included in this proxy statement for filing with the SEC.

                      COMPENSATION COMMITTEE
                      John L. Bunce, Jr. (chairman)
                      Kewsong Lee
                      James J. Meenaghan
                      Robert F. Works

Summary Compensation Table

        The following table provides information concerning the compensation for services in all capacities earned by the named executive officers for fiscal year 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compen- sation ($)		Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)		Total ($)
Constantine Iordanou President and Chief Executive Officer of ACGL and Class II Director of ACGL	2007 2006	1,000,000 1,000,000	3,500,000 3,500,000	3,210,785 2,163,818	1,029,380 2,888,641	— —		— —	491,022 513,710	(3) (3)	9,231,187 10,066,169
John D. Vollaro Executive Vice President, Chief Financial Officer and Treasurer of ACGL	2007 2006	500,000 500,000	1,000,000 1,000,000	1,134,373 125,045	806,526 262,126	— —		— —	358,949 305,030	(4) (4)	3,799,848 2,192,201
Marc Grandisson Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group	2007 2006	625,000 625,000	1,000,000 900,000	1,109,108 1,013,674	641,318 617,481	— 484,623	(2)	— —	288,766 287,818	(5) (5)	3,664,192 3,928,596
Ralph E. Jones III Chairman and Chief Executive Officer of Arch Worldwide Insurance Group	2007 2006	625,000 625,000	750,000 900,000	257,253 125,045	227,052 210,678	— —		— —	168,388 161,913	(6) (6)	2,027,693 2,022,636
W. Preston Hutchings President of Arch Investment Management Ltd. and Senior Vice President and Chief Investment Officer of ACGL	2007 2006	400,000 400,000	350,000 800,000	211,744 119,870	119,266 248,510	— —		— —	63,188 55,609	(7) (7)	1,144,198 1,623,989

(1)
The amounts shown in these columns are based on the compensation expense recognized for financial reporting purposes for 2007 with respect to all share-based awards granted in 2007 as well as in prior years without regard to forfeiture assumptions. With respect to stock awards, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123 (R), "Share-Based Payment," expense is initially measured based on the grant date fair value of the award, and is generally recognized for financial reporting purposes over the period in which the employee is required to provide service in exchange for the award (generally the vesting period unless the employee is retirement eligible). For awards granted to retirement-eligible employees (i.e., Messrs. Iordanou and Vollaro) where no service is required for the employee to retain the award, the grant date fair value is immediately recognized as compensation expense at the grant date because the employee is able to retain the award without continuing to provide service. For employees near retirement eligibility, attribution of compensation cost is over the period from the grant date to the retirement eligibility date. In accordance with the provisions of SFAS No. 123 (R), we have computed the estimated grant date fair values of share-based compensation related to stock options using the Black-Scholes option valuation model having applied the assumptions set forth in the notes accompanying our financial statements. See note 13, "Share Capital" of the notes accompanying our consolidated financial statements included in our 2007 Annual Report. A discussion of the assumptions used in this valuation with respect to awards made in fiscal years prior to 2007 may be found in the corresponding notes to the Company's consolidated financial statements for the fiscal year in which the award was made.

(2)
Under the Formula Approach included in our Incentive Compensation Plan, bonus pools for performance in each underwriting year have been established for designated personnel of our reinsurance operations and insurance operations. Under the plan, the bonus pools for each underwriting year will be recalculated annually, and any resultant payments will be made to plan participants over a 10-year development period. Mr. Grandisson, who previously participated in the Formula Approach until the 2005 underwriting year, received a payment of $484,623 in 2006 based on the calculated results for prior underwriting years under such Formula Approach.

(3)
Includes: (a) $105,250 and $140,290 in contributions to our defined contribution plans for 2007 and 2006, respectively (the 2006 amount has been reduced to correct an administrative error); (b) a housing allowance in Bermuda of $145,357 and $143,000 for 2007 and 2006, respectively; (c) incremental costs to the Company of $91,395 and $80,113 resulting from the use of Company-provided aircraft for commuting to the Company's offices for 2007 and 2006, respectively; (d) reimbursement of $45,168 for additional tax costs resulting from a change in tax laws relating to U.S. citizens working in Bermuda, which became effective as of January 1, 2006 (the "Expatriate Law Change"), for each of 2007 and 2006; and (e) an aggregate of $41,678 and $41,429 for tax gross-up payments to reimburse the executive for the payment of taxes with respect to the Expatriate Law Change, commuting costs, family travel and home leave policies and certain club dues for 2007 and 2006, respectively. The additional tax costs and related tax gross-up component that relate to the Expatriate Law Change is subject to adjustment—up or down—based upon the executive's final tax return filed for the year (accordingly, such amounts reported for 2006 have been adjusted based on the executive's final tax return). The calculation of the incremental cost for Company-provided aircraft use is based on the variable operating costs to the Company for each flight, including hourly charges, fuel variable charges and applicable international fees. To the extent applicable, fixed costs, which did not change based on usage, such as management fees not related to trips, are excluded. In addition, also includes the following other benefits, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the named executive: an automobile allowance, Bermuda payroll tax reimbursements, tax preparation services, family travel and home leave policies, club dues and life insurance premiums.

(4)
Includes: (a) $55,250 and $67,790 in contributions to our defined contribution plans for 2007 and 2006, respectively (the 2006 amount has been reduced to correct an administrative error); (b) a housing allowance in Bermuda of $118,846 and $116,259 for 2007 and 2006, respectively; (c) incremental costs to the Company of $65,967 resulting from the use of Company-provided aircraft for commuting to the Company's offices for 2007; (d) reimbursement of $34,561 for additional tax costs resulting from the Expatriate Law Change for each of 2007 and 2006; and (e) an aggregate of $25,099 and $23,009 in tax gross-up payments to reimburse the executive for the payment of taxes with respect to the Expatriate Law Change and commuting costs for 2007 and 2006, respectively. The additional tax costs and related tax gross-up component that relate to the Expatriate Law Change is subject to adjustment—up or down—based upon the executive's final tax return filed for the year (accordingly, such amounts reported for 2006 have been adjusted based on the executive's final tax return). In addition, also includes the following other benefits, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the named executive: the use of Company-provided and commercial aircraft for commuting to the Company's offices, an automobile allowance, Bermuda payroll tax reimbursements, tax preparation services and life insurance premiums.

(5)
Includes: (a) $60,000 and $60,500 in contributions to our defined contribution plans for 2007 and 2006, respectively (the 2006 amount has been reduced to correct an administrative error); (b) a housing allowance in Bermuda of $142,828 and $158,100 for 2007 and 2006, respectively; and (c) $29,500 for fees for children's schooling for 2007. In addition, also includes the following other benefits, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the named executive: fees for children's schooling during 2006, Bermuda payroll tax reimbursements, family travel and home leave policies, an automobile allowance, tax preparation services, club dues and life insurance premiums.

(6)
Includes: (a) $67,750 and $67,690 in contributions to our defined contribution plans for 2007 and 2006, respectively; (b) a housing allowance of $66,099 and $61,859 for 2007 and 2006, respectively; and (c) $33,749 and $31,584 in tax gross-up payments for 2007 and 2006, respectively. In addition, also includes the payment for life insurance premiums, which did not exceed the greater of $25,000 or 10% of the total amount of these benefits for the named executive.

(7)
Includes: (a) $20,000 in contributions to our defined contribution plans for each of 2007 and 2006; (b) $18,082 and $12,511 in Bermuda payroll tax reimbursements for 2007 and 2006, respectively; (c) an automobile allowance of $11,668 and $11,667 for 2007 and 2006, respectively; and (d) club dues of $6,250 and $8,350 for 2007 and 2006, respectively. In addition, also includes the payment for life insurance premiums, which did not exceed the greater of $25,000 or 10% of the total amount of these benefits for the named executive.

Grants of Plan-Based Awards

        The following table provides information concerning grants of share-based awards made to our named executive officers in fiscal year 2007:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Constantine Iordanou	5/11/2007 5/11/2007	— —	— —	— —	— —	— —	— —	45,000 —	— 45,000	— 71.12	3,200,400 1,029,380
John D. Vollaro	5/11/2007 5/11/2007	— —	— —	— —	— —	— —	— —	12,550 —	— 12,550	— 71.12	892,556 287,083
Marc Grandisson	5/11/2007 5/11/2007	— —	— —	— —	— —	— —	— —	10,450 —	— 10,450	— 71.12	743,204 239,045
Ralph E. Jones III	5/11/2007 5/11/2007	— —	— —	— —	— —	— —	— —	9,400 —	— 9,400	— 71.12	668,528 215,026
W. Preston Hutchings	5/11/2007 5/11/2007	— —	— —	— —	— —	— —	— —	5,250 —	— 5,250	— 71.12	373,380 120,094

(1)
The May 2007 grants indicated above were awarded under the 2007 Long Term Incentive and Share Award Plan in the form of SARs and restricted share awards. These awards will vest over a three-year period, and the SARs were granted at 100% of the market value of the shares on the date of grant and, subject to the award agreements, will expire 10 years from the grant date. The restricted share awards indicated above were granted in the form of restricted common shares, except for Mr. Jones' award, which was granted in the form of restricted common share units that will be settled in common shares after the termination of his employment as provided in the award agreement. In consideration for Mr. Iordanou entering into his new employment agreement, the above restricted shares awarded to him have become fully vested on November 28, 2007 (see "—Employment Arrangements").

(2)
The amounts shown in this column represent the grant date fair value of the underlying award computed in accordance with SFAS No. 123 (R) as discussed in note 13, "Share Capital" of the notes accompanying our consolidated financial statements included in our 2007 Annual Report.

Outstanding Equity Awards at 2007 Fiscal Year-End

        The following table provides information concerning unexercised options and stock that has not vested for each named executive officer outstanding as of December 31, 2007.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Constantine Iordanou	400,000 120,000 50,000 —	— — 100,000 45,000	— — — —	23.50 39.00 56.27 71.12	1/1/2012 9/22/2014 2/23/2016 5/11/2017	—	—	—	—
John D. Vollaro	85,000 40,000 13,334 —	— — 26,666 12,550	— — — —	25.30 39.00 56.27 71.12	1/18/2012 9/22/2014 2/23/2016 5/11/2017	16,550	1,164,293	—	—
Marc Grandisson	37,500 32,000 — 6,667 —	— — 80,000 13,333 10,450	— — — — —	20.00 39.00 55.04 56.27 71.12	10/23/2011 9/22/2014 11/15/2015 2/23/2016 5/11/2017	62,450	4,393,358	—	—
Ralph E. Jones III	50,000 40,000 10,000 —	— — 20,000 9,400	— — — —	34.71 39.00 56.27 71.12	7/1/2013 9/22/2014 2/23/2016 5/11/2017	13,400	942,690	—	—
W. Preston Hutchings	50,000 2,000 —	— 4,000 5,250	— — —	45.34 56.27 71.12	7/1/2015 2/23/2016 5/11/2017	18,416	1,295,566	—	—

(1)
Each of the above stock options and SARs, as applicable, vest in three equal annual installments commencing on the first anniversary of the grant date, except that the 80,000 options held by Mr. Grandisson will vest on December 31, 2008. All of such options will expire 10 years from the date of grant (subject to the terms of the award agreements).

(2)
The above restricted share awards vest in three equal annual installments commencing on the first anniversary of the grant date, except that (a) 50,000 common shares will vest to Mr. Grandisson on December 31, 2008; and (b) 12,500 common shares will vest to Mr. Hutchings on July 1, 2010 (subject to the terms of the award agreements). Mr. Jones' awards were granted in the form of restricted common share units that will be settled in common shares after the termination of his employment as provided in the award agreement.

(3)
Market value of unvested shares or units on an aggregate basis are valued as of December 31, 2007 in accordance with applicable SEC rules.

Option Exercises and Stock Vested

        The following table provides information concerning each exercise of stock options and each vesting of stock during fiscal year 2007 for the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Constantine Iordanou	25,000	1,171,250	69,464	4,858,669
John D. Vollaro	—	—	2,000	132,080
Marc Grandisson	—	—	1,716	112,766
Ralph E. Jones III	—	—	2,892	190,292
W. Preston Hutchings	—	—	334	22,057

(1)
We computed the dollar amount realized upon exercise by multiplying the number of shares by the difference between the market price of the underlying shares at exercise and the exercise price of the options.

(2)
We computed the dollar amount realized upon vesting by multiplying the number of shares by the market value of the underlying shares on the vesting date.

Non-Qualified Deferred Compensation

        The following table provides information with respect to our defined contribution plan that provides for deferral of compensation on a basis that is not tax-qualified:

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Constantine Iordanou	1,750,000 —	77,500 —	(2)	1,611,426 48,410	— —	12,698,729 1,242,944	(3) (4)
John D. Vollaro	500,000	27,500	(2)	121,024	—	3,354,560	(3)
Marc Grandisson	—	40,000	(2)	3,565	—	84,065	(3)
Ralph E. Jones III	505,000 —	40,000 668,528	(2) (4)	143,738 172,427	— —	2,041,812 5,274,210	(3) (4)
W. Preston Hutchings	—	—		—	—	—

(1)
All of such amounts were deferred by the named executive officers and are also reported in the "Summary Compensation Table" in the "Bonus" column for 2006.

(2)
All of such contributions by the Company are also reported in the "Summary Compensation Table" for fiscal year 2007 in the "All Other Compensation" column.

(3)
Includes the following amounts which we also reported in the "Summary Compensation Table" for fiscal year 2007 or in prior years: Mr. Iordanou—$9,391,172; Mr. Vollaro—$3,056,875; Mr. Grandisson—$80,500; and Mr. Jones—$1,806,322. For Messrs. Iordanou, Vollaro and Grandisson, the amounts indicated in the "Aggregate Balance at Last FYE" column have been reduced to correct administrative errors relating to 2006 and 2007.

(4)
Indicates the value of restricted common share units that will be settled in common shares after the termination of employment as provided in the applicable award agreements. The amount indicated in the "Registrant Contributions in Last FY" column for Mr. Jones is based on closing price of ACGL's common shares on the date of grant, and such award vests in three equal annual installments commencing on May 11, 2008. The amounts indicated in the "Aggregate Balance at Last FYE" column are based on the closing price of ACGL's common shares on December 31, 2007. All of such grants have been reported in the "Summary Compensation Table" for fiscal year 2007 or in prior years as follows: (a) "Registrant Contributions in Last FY" for Mr. Jones—$142,733; and (b) "Aggregate Balance at Last FYE" for Mr. Iordanou—$500,000 and Mr. Jones—$2,470,395.

        The Company maintains a non-qualified Executive Supplemental Non-Qualified Savings and Retirement Plan. Under this plan, participants may defer eligible base salary in excess of the compensation limit imposed by the Code ("Excess Compensation") (for 2007, base salary in excess of $225,000, which amount has been increased to $230,000 for 2008) and the Company provides matching contributions on these deferrals in amounts equal to 100% of the first 3% of salary contributed to the plan and 50% of the next 3% of salary contributed to the plan. The Company also makes pension-like contributions on behalf of the eligible named executive officers in an amount equal to 10% of Excess Compensation. In addition, the named executive officers may defer up to 100% of annual bonus paid each year and these bonus deferral contributions are not eligible for matching contributions by the Company. Until distribution, the contributions and any earnings are held in an irrevocable trust known as a "rabbi trust" by an independent trustee, and the trust assets remain subject to the Company's creditors. The participants may elect to have their contributions under the plan deemed to be invested among certain permissible mutual fund options. The plan provides that, as soon as practicable following retirement, death or other termination of employment, but subject to any delay required by the Code, all benefits under the plan will be distributed either in a single lump sum in cash or, if elected, in installments over a period not to exceed 10 years.

Employment Arrangements

        Set forth below is a summary of the material terms of the employment arrangements with each of the named executive officers.

  Constantine Iordanou

        In January 2002, Mr. Iordanou was appointed to our Board of Directors and as chief executive officer of Arch Capital Group (U.S.) Inc., responsible for the general management and oversight of the U.S. insurance operations of Arch Capital Group (U.S.) Inc. and its affiliates. Effective August 1, 2003, Mr. Iordanou became president and chief executive officer of ACGL. On November 28, 2007, ACGL entered into a new employment agreement with Mr. Iordanou, pursuant to which Mr. Iordanou has agreed to continue to serve as ACGL's president and chief executive officer until November 28, 2012 (or such earlier or later date upon which Mr. Iordanou's employment may be terminated or extended in accordance with the employment agreement). In consideration for Mr. Iordanou entering into the new employment agreement, the following awards of restricted ACGL common shares granted to him by ACGL have become vested in full on November 28, 2007: 13,333 shares granted on February 23, 2006 (6,667 shares under such grant had already vested) and 45,000 shares granted on May 11, 2007. In addition, the employment agreement contains amendments intended to comply with Section 409A of the Code. The new employment agreement is otherwise on substantially the same terms and conditions as Mr. Iordanou's prior employment agreement. Other terms of the employment agreement are summarized below.

        Mr. Iordanou's employment agreement provides for an annual base salary of $1,000,000, which is subject to review annually for increase at the discretion of the Board of Directors. Mr. Iordanou is eligible to participate in an annual bonus plan on terms established from time to time. The target rate for the annual cash bonus is 100% of his annual base salary. Mr. Iordanou is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance; the cost of preparation of annual tax returns and associated tax planning on a basis no less favorable than such arrangements provided to similarly situated senior executives residing in Bermuda; and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expense reimbursement, payroll tax reimbursements and automobile allowance. Since Mr. Iordanou relocated to Bermuda, his employment agreement also provides for the use of any private aircraft owned or leased by the Company or such other reasonably comparable air transportation for travel between Bermuda and the New York Metropolitan area. In addition, Mr. Iordanou is also entitled to an amount equal to the excess, if any, of the amount of income and employment taxes payable by him to Bermuda, New York and any other governmental taxing authority over the amount that would have been payable by him had he resided in New York for the entire calendar year. The agreement also provides that, during the employment period, ACGL will use its best efforts to cause Mr. Iordanou to be elected to our Board of Directors. The agreement provides that it will be automatically extended for successive one-year periods after the current term unless either ACGL or Mr. Iordanou gives at least 12 months notice of the intention not to renew.

        The agreement provides that if Mr. Iordanou's employment is terminated by his death, he will receive a prorated portion of his bonus that would have been paid for the year of his death and an amount equal to two times the sum of his base salary and target annual bonus payable in a lump sum, but offset by life insurance proceeds received by his estate on coverage provided by the Company. His agreement also provides that if his employment is terminated due to his permanent disability, he will receive a prorated portion of his bonus that would have been paid for the year in which he becomes disabled, as determined by the Board of Directors, and an amount equal to 40% of his base salary payable in monthly installments during the period of his disability extending through the time period provided for in our disability plan offset by proceeds received by him from disability insurance provided by the Company. The agreement further provides that if we terminate Mr. Iordanou's employment without cause or he resigns for good reason, he will receive a prorated portion of his bonus that would have been paid for the year of his termination and an amount equal to two times the sum of his base salary and target annual bonus payable over an 18-month period in equal monthly installments (subject to six month deferral as required under Section 409A of the Code). Mr. Iordanou's and his spouse's major medical insurance coverage benefits pursuant to his employment agreement will continue for 18 months after the date of termination in the event that (1) his employment ends due to death or permanent disability, (2) he is terminated other than for cause or (3) he resigns for good reason (or until such time as he has major medical insurance coverage under the plan of another employer). The agreement also provides that if Mr. Iordanou's employment is terminated by us for cause or he resigns other than for good reason, he will receive his base salary through the date of termination.

        Mr. Iordanou has agreed that, during the employment period and for the period of 18 months after termination of employment, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist as of the date of termination, within any geographical area in which ACGL or any of its subsidiaries engage in such businesses. If we terminate Mr. Iordanou's employment without cause or he terminates for good reason, the term of his non-competition period will extend only as long as he is receiving severance benefits provided for under his employment agreement under such circumstances. However, in the event of termination due to expiration of the term of the agreement or by reason of Mr. Iordanou's resignation other than for good reason, the noncompetition period will continue beyond his termination date for up to 18 months only if the Company so elects and pays Mr. Iordanou an amount equal to two times the sum of his annual base salary and target annual bonus (prorated for the period selected by the Company) in 18 equal monthly installments (subject to six month deferral as required under Section 409A of the Code) and provides medical benefits for the selected period. Mr. Iordanou also agreed that he will not, for an 18-month period following his date of termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

        In addition, in the event of a change in control, the agreement provides for a gross-up payment to reimburse Mr. Iordanou for any excise tax under Code Section 4999 as well as any additional income, excise and employment taxes resulting from such reimbursement. Code Section 4999 imposes a 20% non-deductible excise tax on the recipient of an "excess parachute payment" and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment. The agreement provides that any payments contingent on a change of control will be reduced by an amount equal to the lesser of (i) the smallest amount possible such that no payment would be treated as a "parachute payment" under Section 280G of the Code and (ii) $2,500,000. Notwithstanding the foregoing provision, if, without regard to any gross-up payment and without any reduction in payments, the net amount retained by Mr. Iordanou, after subtracting from the payments otherwise to be made all taxes imposed thereon, would exceed the after-tax amount that would be retained by him with the gross-up payment and after the reduction described above, then no reduction in payments will be made and no gross-up payment will be made. The agreement also provides for indemnification of Mr. Iordanou to the fullest extent permitted by applicable law and the Company's governing instruments in connection with suits or proceedings arising by reason of the fact that he is or was a director, officer or employee of the Company. The Company has also agreed to pay reasonable legal fees incurred by Mr. Iordanou as result of any dispute or contest with the Company regarding the agreement, unless the Company substantially prevails on all material causes of action in the dispute or contest.

  John D. Vollaro

        Mr. Vollaro has been appointed as our executive vice president, chief financial officer and treasurer. Mr. Vollaro's employment agreement currently provides for an annual base salary of $500,000. Mr. Vollaro is eligible to participate in an annual bonus plan on terms established from time to time by our Board of Directors. The target rate for the annual bonus is 100% of his annual base salary. Mr. Vollaro is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance; the cost of preparation of annual tax returns and associated tax planning (up to the maximum $7,500 annually); and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expenses, payroll tax reimbursements and automobile allowance. His agreement also provides that the Company will reimburse him, on an after-tax basis, for his reasonable expenses incurred in traveling between Bermuda and the United States. In addition, Mr. Vollaro is also entitled to an amount equal to the excess, if any, of the amount of income and employment taxes payable by him to Bermuda, Connecticut and any other governmental taxing authority over the amount that would have been payable by him had he resided in Connecticut for the entire calendar year. The current term of his employment agreement ends on January 18, 2009, but we or Mr. Vollaro may terminate his employment at any time. Such agreement will be automatically extended for successive one-year periods after the term unless either we or Mr. Vollaro gives at least 60 days notice of the intention not to renew.

        The agreement provides that if Mr. Vollaro's employment is terminated without cause or for good reason, he will be entitled to receive an amount equal to 18 months of base salary. The agreement also provides that if Mr. Vollaro's employment is terminated for cause, as a result of his resignation or leaving employment other than for good reason, as a result of death or permanent disability, or by written notice of the intention not to renew the agreement by us or Mr. Vollaro, he will be entitled to receive his base salary through the date of termination. The agreement further provides that if Mr. Vollaro's employment is terminated by reason of death or permanent disability, he will also be entitled to receive his annual bonus prorated through the date of termination, provided that such bonus will not be less than the average annual bonus received for the preceding three years; and, if he has not received bonuses for three years, he will receive a prorated portion of the average of the bonuses received, if any, but not less than a prorated portion of 90% of his base salary. Mr. Vollaro's major medical insurance coverage benefits pursuant to his employment agreement will continue for 12 months after the date of termination in the event that (1) his employment ends due to permanent disability, (2) he is terminated other than for cause or (3) he resigns for good reason.

        Mr. Vollaro has agreed that, during the employment period and for a period of two years after termination of employment for cause or as a result of his resignation or leaving employment other than for good reason, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. If we terminate Mr. Vollaro's employment without cause or he terminates for good reason, the term of his non-competition period will extend only as long as he is receiving his severance payments and benefits under our major medical insurance coverage. Further, Mr. Vollaro has agreed to a non-competition period of two years if his termination results from notice of the intent not to renew the agreement by us or Mr. Vollaro, and we agree in writing to pay him the sum of his annual base salary and target annual bonus for such period, payable in monthly installments over such period. Mr. Vollaro also agreed that he will not, for a period of two years following his date of termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

  Marc Grandisson

        Mr. Grandisson was promoted to the position of chairman and chief executive officer of Arch Worldwide Reinsurance Group in November 2005. Previously, he served Arch Re (Bermuda) as president and chief executive officer from February 2005 to November 2005, president and chief operating officer from April 2004 to February 2005 and senior vice president, chief underwriting officer and chief actuary from October 2001 to April 2004. In connection with his promotion in November 2005, Mr. Grandisson entered into a three-year employment agreement ending December 31, 2008 and his annual base salary was increased to $625,000. Mr. Grandisson's annual base salary is subject to review annually for increase at the discretion of the Board of Directors. The target rate for the annual cash bonus is 100% of the annual base salary. Mr. Grandisson is eligible to receive annual cash bonuses and share-based awards at the discretion of our Board of Directors. Mr. Grandisson is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expenses, payroll tax reimbursements and automobile allowance. His agreement also provides that the Company will reimburse him, on an after-tax basis, for his reasonable expenses incurred in traveling between Canada and Bermuda. The term of his employment agreement ends on December 31, 2008, but we or Mr. Grandisson may terminate his employment at any time. The agreement will be automatically extended for additional one-year periods, unless we or Mr. Grandisson gives notice at least 60 days prior to the expiration of the original term or any extended term. The agreement provides that if the employment of Mr. Grandisson is terminated without cause or for good reason before December 31, 2008, he will be entitled to receive an amount equal to his annual base salary. Mr. Grandisson's major medical insurance coverage benefits pursuant to his employment agreement will continue for 12 months after the date of termination in the event that (1) his employment ends due to permanent disability, (2) he is terminated other than for cause or (3) he resigns for good reason. If Mr. Grandisson's employment is terminated for cause or if he resigns without good reason or as a result of his death or disability, he will receive his annual base salary to the date of such termination.

        Mr. Grandisson agreed that, during the employment period and for the period of two years after termination of employment, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. The non-competition period will be one year following termination if we terminate his employment without cause, he terminates for good reason or he gives notice of his intent not to extend his employment term in accordance with the employment agreement. In such case, we may extend the non-competition period to up to an additional six months following this one-year period if we pay his base salary for the additional six-month period. Mr. Grandisson also agreed that he will not, for a period of two years following termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

        In consideration of his three-year employment commitment, in November 2005, Mr. Grandisson also was granted 50,000 restricted common shares and 80,000 stock options, each of which will vest to him on December 31, 2008 so long as he remains an employee of the Company on such date. In the event that his employment terminates due to his death or permanent disability or his employment is terminated by the Company without cause or he resigns for good reason, all of such shares and options will immediately vest. In the event of termination for any other reason, all unvested shares and unvested options will be forfeited. In addition, in the event that Mr. Grandisson is terminated for cause, all of his vested options will cease to be exercisable and will be immediately forfeited. In the event that we terminate his employment other than for cause, he resigns for good reason or his employment terminates due to death or permanent disability, Mr. Grandisson's options will have a remaining term of three years following termination. In the event of termination for any other reason, all of such options will remain exercisable for a period of 90 days from termination.

  Ralph E. Jones III

        Mr. Jones serves as chairman and chief executive officer of Arch Insurance Group. Mr. Jones has also served as chairman and chief executive officer of Arch Worldwide Insurance Group, an executive position at ACGL, since September 2003. His employment agreement currently provides for an annual base salary of $625,000. The annual base salary is subject to review annually for increase at the discretion of the Board of Directors. The target rate for the annual cash bonus is 100% of the annual base salary. Mr. Jones is eligible to receive annual cash bonuses and share-based awards at the discretion of our Board of Directors. Mr. Jones is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance and other benefits provided to senior executives of the Company. The initial term of his employment agreement ends on July 1, 2008. The employment agreement may be terminated at any time by us or for good reason by Mr. Jones. The agreement will be automatically extended for additional one-year periods, unless we or Mr. Jones gives notice at least 60 days prior to the expiration of the original term or any extended term. The agreement provides that if the employment of Mr. Jones is terminated without cause or for good reason, he will be entitled to receive an amount equal to two times his annual base salary and his annual target bonus. Mr. Jones' major medical insurance coverage benefits pursuant to his employment agreement will continue for 12 months after the date of termination in the event that (1) his employment ends due to permanent disability, (2) he is terminated other than for cause or (3) he resigns for good reason. If the employment agreement is terminated by us for cause, resignation by Mr. Jones from his position other than for good reason or as a result of his death or permanent disability, Mr. Jones is entitled to receive his annual base salary through the date of such termination.

        Mr. Jones agreed that, during the employment period and for the period of two years after termination of employment for cause or if Mr. Jones resigns without good reason, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. If his employment is terminated by us without cause or by Mr. Jones with good reason, the non-competition period will extend for the period during which we pay Mr. Jones severance, as discussed above. In the event that the termination of employment is due to us or Mr. Jones giving written notice of such party's intention not to extend the employment agreement, the non-competition period will be 24 months following the date of such termination if we pay Mr. Jones his annual base salary and target annual bonus over such non-competition period. Mr. Jones also agreed that he will not, for a period of two years following termination, induce or attempt to induce any persons who were our employees during such non-solicitation period or within the six months prior thereto to leave his or her position with us or induce any customer to cease doing business with us.

  W. Preston Hutchings

        W. Preston Hutchings serves as president of Arch Investment Management Ltd. and senior vice president and chief investment officer of ACGL. The terms of his employment provide for an annual base salary of $400,000. The annual base salary is subject to review annually for increase at the discretion of the Board of Directors. The target rate for the annual cash bonus for Mr. Hutchings is 100% of his annual base salary. Mr. Hutchings is eligible to receive an annual cash bonus and share-based awards at the discretion of the Board of Directors and to participate in our employee benefit programs. The Company or Mr. Hutchings may terminate his employment at any time. In addition, Mr. Hutchings also agreed that he will not, for a period of one year following termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

        In connection with his retention in July 2005, Mr. Hutchings was granted 12,500 restricted common shares, which will vest to him on July 1, 2010, and 50,000 stock options, which vested in three equal annual installments commencing on July 1, 2005. In the event that his employment terminates due to his death or permanent disability, all of such restricted common shares will immediately vest. The restricted common shares will also vest in the event his employment is terminated by the Company without cause. In the event of termination for any other reason, all unvested shares will be forfeited. In addition, in the event that Mr. Hutchings is terminated for cause, all of his vested options will cease to be exercisable and will be immediately forfeited. In the event that we terminate his employment other than for cause or his employment terminates due to death or permanent disability, Mr. Hutchings' options will have a remaining term of three years following termination. In the event of termination for any other reason, all of such options will remain exercisable for a period of 90 days from termination.

Share-Based Award Agreements

        Our long-term incentive share award plans provide for the grant to eligible employees and directors of stock options, stock appreciation rights, restricted shares, restricted share units payable in common shares or cash, share awards in lieu of cash awards, dividend equivalents, performance shares and performance units and other share-based awards.

        To date, the Company has provided grants in the form of stock options, SARs, restricted common shares and restricted common share units. Share-based awards granted to employees vest over a prescribed period, motivating executives to remain with us and sustain high corporate performance in order to increase the value of such awards. The May 2007 grants outlined in the "Grants of Plan-Based Awards" table will vest over a three-year period, which the Company believes is consistent with the Company's objectives to retain management and to align further the interests of management and the Company's shareholders. Options and SARs awarded to executives are granted at 100% of the market value of the shares on the date of grant and, subject to the award agreements, will expire 10 years from the grant date.

        Each award agreement expressly provides for the acceleration of the vesting of the applicable award and, in the case of stock options and SARs, adjustments to the option exercise period in the event the award recipient ceases to be an employee of the Company in certain circumstances. In the event that an employee's employment terminates due to his death or permanent disability, unvested awards would immediately vest, and the employee or his/her estate may exercise the options and SARs for a period of three years. In the event that an employee's employment is terminated by the Company for cause, all unvested restricted shares would be forfeited and all unvested and vested options and SARs would be forfeited. Commencing with grants on and after September 2004, in the event that an employee's employment terminates (other than for cause) after retirement age, unvested awards would continue to vest on the schedule set forth in the applicable agreement so long as the employee does not engage in a competitive activity. If the employee does engage in a competitive activity, then any unvested awards would be forfeited and the holder would have a reduced period in which to exercise vested options and SARs. Commencing with the February 2006 annual grants, the award agreements for the named executive officers provide that, in the event that the employee's employment is terminated by the Company other than for cause (or, in the case of Messrs. Iordanou, Vollaro, Grandisson and Jones, by the employee for good reason) within two years following a change in control, unvested awards would immediately vest, and the options and SARs would have a remaining term of 90 days from termination. In the event of termination for any other reason, all unvested awards would be forfeited, and the holder may exercise vested options and SARs for a period of 90 days from termination. For certain awards granted prior to February 2006, including grants made to certain of the named executive officers, the applicable agreements provided that, in the event of termination of employment by the Company without cause (or, in certain limited cases, by the employee for good reason), all unvested awards would immediately vest, and the options would have a remaining term of three years following termination. The foregoing description is qualified in its entirety by reference to the award agreements.

Potential Payments Upon Termination or Change in Control

        The following table provides information on the various payments and benefits that each named executive officer would have been entitled to receive if his last day of employment with the Company had been December 31, 2007 under the various circumstances presented. Please refer to the descriptions of our employment agreements and share-based award agreements, which outline these potential payments and benefits (see "—Employment Arrangements" and "—Share-Based Award Agreements").

Name	Voluntary ($)		For Cause ($)	Death ($)	Disability ($)	Without Cause or For Good Reason (as applicable) ($)	Without Cause or For Good Reason (as applicable) following a Change in Control ($)
Constantine Iordanou
Cash Severance (1)	—		—	5,000,000	3,416,594	5,000,000	5,000,000
Accelerated Vesting of Share-Based Awards (2)	—	(4)	—	1,408,000	1,408,000	—	1,408,000
Health & Welfare (3)	—		—	20,967	20,967	20,967	20,967

Total	—		—	6,428,967	4,845,561	5,020,967	6,428,967
John D. Vollaro
Cash Severance (5)	—		—	914,667	914,667	750,000	750,000
Accelerated Vesting of Share-Based Awards (2)	—	(4)	—	1,539,750	1,539,750	—	1,539,750
Health & Welfare (3)	—		—	—	—	9,499	9,499

Total	—		—	2,454,417	2,454,417	759,499	2,299,249
Marc Grandisson
Cash Severance (6)	—		—	—	—	625,000	625,000
Accelerated Vesting of Share-Based Awards (2)	—		—	5,805,886	5,805,886	4,742,300	5,805,886
Health & Welfare (3)	—		—	—	—	15,447	15,447

Total	—		—	5,805,886	5,805,886	5,382,747	6,446,333
Ralph E. Jones III
Cash Severance (7)	—		—	—	—	2,500,000	2,500,000
Accelerated Vesting of Share-Based Awards (2)	—		—	1,224,290	1,224,290	—	1,224,290
Health & Welfare (3)	—		—	—	—	13,978	13,978

Total	—		—	1,224,290	1,224,290	2,513,978	3,738,268
W. Preston Hutchings
Cash Severance	—		—	—	—	—	—
Accelerated Vesting of Share-Based Awards (2)	—		—	1,351,886	1,351,886	879,375	1,351,886
Health & Welfare	—		—	—	—	—	—

Total	—		—	1,351,886	1,351,886	879,375	1,351,886

(1)
In the case of termination (i) due to death, (ii) by the Company without cause or (iii) by the executive for good reason, Mr. Iordanou will be entitled to receive a prorated target bonus based on the termination date plus two times the sum of his base salary and target annual bonus, with such amounts payable (A) in a lump sum as soon as practicable following death but offset by life insurance proceeds received by his estate on coverage provided by the Company and (B) except as otherwise required to be deferred for six months under Section 409A of the Code, in equal monthly installments over an 18-month period for the other cases. In the case of termination due to disability, Mr. Iordanou will be entitled to receive a prorated bonus based on the termination date plus 40% of his base salary on a monthly basis for the maximum disability term under our plans (i.e., through his 65th birthday) offset by proceeds received by him from disability insurance provided by the Company. In the case of disability, the monthly amount payable of $33,333 over 86 months was discounted using the current mid-term federal rate of 4.86%.

(2)
Represents the intrinsic value (i.e., the value based upon the Company's closing share price on December 31, 2007 or in the case of options, the excess of the closing price over the exercise price) of accelerated vesting of certain unvested share-based awards as of December 31, 2007 under the various circumstances presented. See "—Employment Arrangements" and "—Share-Based Award Agreements."

(3)
Represents the employer cost relating to the continuation of medical insurance coverage under the terms described in each executive's employment agreement for the various circumstances presented.

(4)
Since Messrs. Iordanou and Vollaro are of retirement age (as defined in our plans), any unvested restricted shares and unvested stock options will continue to vest according to the vesting schedule and, in the case of stock options, the options will continue to have the full exercise period of 10 years from the date of grant. In the event that either of them engages in a competitive activity (as defined in the agreements) following retirement, the exercise periods for the options would be reduced.

(5)
In the case of termination due to death or disability, Mr. Vollaro will receive a prorated bonus based on the termination date; provided, however, that the amount may not be less than the average of the bonuses paid to him for the last three years. In the case of termination by the Company without cause or by the executive for good reason, Mr. Vollaro will be entitled to receive 18 months of base salary payable, except as otherwise required to be deferred for six months under Section 409A of the Code, in equal monthly installments.

(6)
In the case of termination by the Company without cause or by the executive for good reason, Mr. Grandisson will be entitled to receive 12 months of base salary payable in equal monthly installments.

(7)
In the case of termination by the Company without cause or by the executive for good reason, Mr. Jones will be entitled to receive two times the sum of his base salary and target annual bonus payable, except as otherwise required to be deferred for six months under Section 409A of the Code, in equal monthly installments.

Director Compensation

        The following table provides information concerning the compensation of the directors for fiscal year 2007:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (3) (4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)		Total ($)
Paul B. Ingrey (2)	500,000	—	—	—	—	50,700	(6)	550,700
Wolfe "Bill" H. Bragin	92,003	34,161	—	—	—	—		126,164
John L. Bunce, Jr.	74,000	34,161	—	—	—	—		108,161
Sean D. Carney	59,003	34,161	—	—	—	—		93,164
Jeffrey A. Goldstein (5)	19,253	40,422	—	—	—	—		59,675
Kewsong Lee	80,003	34,161	—	—	—	—		114,164
James J. Meenaghan	124,003	34,161	—	—	—	—		158,164
John M. Pasquesi	74,003	34,161	—	—	—	—		108,164
Robert F. Works	96,003	34,161	—	—	—	—		130,164

(1)
Each non-employee member of our Board of Directors is entitled to receive an annual cash retainer fee in the amount of $50,000. Each such director may elect to receive this retainer fee in the form of common shares instead of cash. If so elected, the number of shares distributed to the non-employee director would be equal to 100% of the amount of the annual retainer fee otherwise payable divided by the fair market value of our common shares. Each non-employee director also receives a meeting fee of $2,500 for each Board meeting attended and $1,000 for each committee meeting attended. In addition, each non-employee director serving as chairman of the audit committee receives an annual fee of $50,000, and other members of the audit committee receive an annual fee of $25,000. Each non-employee director serving as a chairman of a committee other than the audit committee receives an annual fee of $5,000. Accordingly, this column includes the annual retainer (whether paid in cash or, at the election of the director, in common shares), meeting fees and committee chairman and retainer fees, as applicable. For the 2007-2008 annual period, Messrs. Bunce and Goldstein received their annual retainer fee in the form of cash and Messrs. Bragin, Carney, Lee, Meenaghan, Pasquesi and Works received their annual retainers in the form of 703 common shares. For the 2008-2009 annual period, each non-employee member of our Board of Directors is entitled to receive an annual cash retainer fee in the amount of $60,000.

(2)
Mr. Ingrey's employment agreement provides that he receives an annual base salary of $250,000 and a bonus determined by the compensation committee and the Board of Directors. For 2007, Mr. Ingrey received a cash bonus of $250,000. A description of Mr. Ingrey's employment agreement is included below.

(3)
Each year, the non-employee directors are granted a number of restricted shares equal to $35,000 divided by the closing price on the date of grant (i.e., the first day of the annual period of compensation for the non-employee directors), and such shares will vest on the first anniversary of the grant date. On May 11, 2007, each director received 492 restricted common shares. For the 2008-2009 annual period, such amount has been increased to $45,000.

(4)
For non-employee directors, the amounts shown in this column are based on the expense recognized for financial reporting purposes for 2007 with respect to all share-based awards granted in 2007 as well as prior years, without regard to forfeiture assumptions. In accordance with SFAS No. 123 (R), "Share-Based Payment," expense is initially measured based on the grant date fair value of the award, and is generally recognized for financial reporting purposes over the period in which the employee is required to provide service in exchange for the award (generally the vesting period). The grant date fair value of each stock award made in 2007 to each director is $35,000 (annual grant described in footnote 3).

At December 31, 2007, the directors in the table above (other than Mr. Goldstein) had the following aggregate number of share and option awards outstanding: (a) Paul B. Ingrey, 184,565 shares and 422,407 options; (b) Wolfe "Bill" H. Bragin, 7,607 shares and 1,800 options; (c) John L. Bunce, Jr., 492 shares; (d) Sean D. Carney, 7,748 shares and 300 options; (e) Kewsong Lee, 9,944 shares and 3,300 options; (f) James J. Meenaghan, 10,494 shares and 18,300 options; (g) John M. Pasquesi, 6,662 shares and 1,126,419 options; and (h) Robert F. Works, 14,353 shares and 21,300 options. Mr. Ingrey and Mr. Pasquesi received share-based awards in connection with their service to the Company in other capacities, including chairman and vice chairman, respectively. For additional information on ownership of the Company's securities, please refer to "—Security Ownership of Certain Beneficial Owners and Management."

(5)
Mr. Goldstein resigned as a director during August 2007 and, accordingly, his compensation for 2007 was prorated. In addition, the 492 restricted common shares granted on May 11, 2007 were forfeited.

(6)
Includes: (a) $30,250 in contributions to our defined contribution plans and (b) $12,633 in Bermuda payroll tax reimbursements. In addition, includes the payment for life insurance premiums, which did not exceed the greater of $25,000 or 10% of the total amount of these benefits for Mr. Ingrey.

        In addition to the above arrangements, all non-employee directors are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees. Directors who are also employees of ACGL or its subsidiaries receive no cash compensation for serving as directors or as members of Board committees.

  Chairman of the Board of Directors

        Mr. Ingrey currently serves on our Board of Directors and as chairman of ACGL. As chairman, he is principally responsible for assisting the Board of Directors in overseeing and monitoring our business and operations and will provide general stewardship to ACGL. He does not have any prescribed responsibilities for our day-to-day operations, and no operating personnel report directly to him.

        Mr. Ingrey's employment agreement provides for an annual base salary of $250,000. For 2007, he also received a bonus in the amount of $250,000. Mr. Ingrey is eligible to participate in our employee benefit programs and to use any private aircraft owned or leased by the Company for travel between Bermuda and his private residence. His employment agreement has an indefinite term, but we or Mr. Ingrey may terminate his employment at any time with at least six months prior notice. The agreement provides that the employment agreement will also terminate upon Mr. Ingrey's death or permanent disability or for cause. In connection with these arrangements, Mr. Ingrey is not entitled to receive any of the compensation paid to our non-employee directors, as described above.

        Mr. Ingrey agreed that, during the employment period and for the period of two years after termination of employment, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. The non-competition period will be one year following termination if we terminate his employment without cause, he terminates for good reason or he gives notice of his intent not to extend his employment term in accordance with the employment agreement. In such case, we may extend the non-competition period to up to an additional six months following this one-year period if we pay his base salary for such additional six-month period. Mr. Ingrey also agreed that he will not, for a period of two years following termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth information available to us as of March 24, 2008 with respect to the ownership of our voting shares by (1) each person known to us to be the beneficial owner of more than 5% of any class of our outstanding voting shares, (2) each director and named executive officer of ACGL and (3) all of the directors and executive officers of ACGL as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown.

Common Shares
Name and Address of Beneficial Owner	(A) Number of Common Shares Beneficially Owned (1)	(B) Rule 13d-3 Percentage Ownership (1)	(C) Fully-Diluted Percentage (2)
Warburg Pincus (3) 466 Lexington Avenue New York, New York 10017	10,974,322	16.9%	15.6%
Baron Capital Group, Inc. (4) 767 Fifth Avenue New York, New York 10153	4,876,046	7.5	6.9
Constantine Iordanou (5)	869,359	1.3	1.2
Paul B. Ingrey (6)	606,972	*	*
Wolfe "Bill" H. Bragin (7)	9,407	*	*
John L. Bunce, Jr. (8)	222,507	*	*
Sean D. Carney (9)	11,010,592	16.9	15.6
Kewsong Lee (10)	11,061,706	16.9	15.6
James J. Meenaghan (11)	32,794	*	*
John M. Pasquesi (12)	1,638,086	2.5	2.3
Robert F. Works (13)	35,653	*	*
John D. Vollaro (14)	233,567	*	*
Marc Grandisson (15)	186,862	*	*
Ralph E. Jones III (16)	110,266	*	*
W. Preston Hutchings (17)	74,932	*	*
All directors and executive officers (14 persons) (18)	15,228,757	22.3%	23.2%

*
Denotes beneficial ownership of less than 1.0%

(1)
Pursuant to Rule 13d-3 promulgated under the Exchange Act, amounts shown include common shares that may be acquired by a person within 60 days of March 24, 2008. Therefore, column (B) has been computed based on (a) 64,875,951 common shares actually outstanding as of March 24, 2008 and (b) common shares that may be acquired within 60 days of March 24, 2008 upon the exercise of options held only by the person whose Rule 13d-3 Percentage Ownership of common shares is being computed. All references to "options" in the above table and the related footnotes include SARs, as applicable.

(2)
Amounts shown under column (C) in the above table have been computed based on (a) 64,875,951 common shares actually outstanding as of March 24, 2008, (b) common shares that may be acquired upon the exercise of all outstanding options, whether or not such options are exercisable within 60 days held by all persons and (c) 115,053 restricted common share units. As of March 24, 2008, there were outstanding options to purchase an aggregate of 5,406,766 common shares.

(3)
The security holders are Warburg Pincus (Bermuda) Private Equity VIII, L.P. ("WP VIII Bermuda"), Warburg Pincus (Bermuda) International Partners, L.P. ("WPIP Bermuda") and Warburg Pincus Netherlands International Partners I, C.V. ("WPIP Netherlands I"). Warburg Pincus (Bermuda) Private Equity Ltd. ("WP VIII Bermuda Ltd.") is the sole general partner of WP VIII Bermuda. Warburg Pincus (Bermuda) International Ltd. ("WPIP Bermuda Ltd.") is the sole general partner of WPIP Bermuda. Warburg Pincus Partners, LLC is the sole general partner of WPIP Netherlands I. WP VIII Bermuda, WPIP Bermuda and WPIP Netherlands I are managed by Warburg Pincus LLC ("WP LLC"). Charles R. Kaye and Joseph P. Landy are Managing Members of WP LLC and may be deemed to control the Warburg Pincus entities. Messrs. Kaye and Landy disclaim beneficial ownership of all of the shares of ACGL held by the Warburg Pincus entities.

(4)
Based upon a Schedule 13G/A filed with the SEC on February 14, 2008 jointly by Baron Capital Group, Inc. ("BCG"), BAMCO, Inc. ("BAMCO"), Baron Capital Management, Inc. ("BCM") and Ronald Baron (collectively with BCG, BAMCO and BCM, the "Baron Group"). In the Schedule 13G/A, the Baron Group reported that BCG and Ronald Baron are parent holding companies, and that BAMCO and BCM are each investment advisors. In addition, the Schedule 13G/A reported that (i) BCG has sole voting and dispositive power with respect to 35,000 common shares, shared voting power with respect to 4,748,046 common shares and shared dispositive power with respect to 4,841,046 common shares, (ii) BAMCO has shared voting power with respect to 4,415,000 common shares and shared dispositive power with respect to 4,601,000 common shares, (iii) BCM has sole voting and dispositive power with respect to 35,000 common shares, shared voting power with respect to 233,046 common shares and shared dispositive power with respect to 240,046 and (iv) Ronald Baron has sole voting and dispositive power with respect to 35,000 common shares, shared voting power with respect to 4,648,046 common shares and shared dispositive power with respect to 4,841,046 common shares.

(5)
Amounts in columns (A) and (B) reflect (a) 79,780 common shares owned directly by Mr. Iordanou, (b) 129,415 common shares indirectly owned by a limited liability company, for which Mr. Iordanou serves as the managing member, (c) 16,648 common shares held by a grantor retained annuity trust ("GRAT"), (d) 173,118 common shares issuable upon exercise of currently exercisable options, (e) 446,882 common shares issuable upon exercise of currently exercisable options held by the GRAT, (f) 11,666 common shares owned directly by Mr. Iordanou's children and (g) 11,850 common shares held by three irrevocable trusts for the benefit of Mr. Iordanou's children. The amount in column (C) includes (a) 17,668 restricted common share units which will be settled in common shares of ACGL after the termination of Mr. Iordanou's employment and (b) 95,000 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days hereof. Mr. Iordanou disclaims beneficial ownership of all shares owned by his children.

(6)
Amounts in columns (A), (B) and (C) reflect (a) 184,565 common shares owned directly by Mr. Ingrey and (b) 422,407 common shares issuable upon exercise of currently exercisable options.

(7)
Amounts in columns (A), (B) and (C) reflect (a) 7,607 common shares owned directly by Mr. Bragin, (including 492 restricted shares, which are subject to vesting) and (b) 1,800 common shares issuable upon exercise of currently exercisable options.

(8)
Amounts in all columns reflect 222,507 common shares owned directly by Mr. Bunce.

(9)
Amounts in all columns include 10,974,322 common shares held by or for the benefit of the entities listed in note (3). Mr. Carney is a general partner of WP, a managing director and member of WP LLC and a beneficial owner of certain shares of capital stock of WP VIII Bermuda Ltd. and WPIP Bermuda Ltd. Share count includes 28,222 common shares owned directly by Mr. Carney. Share count also includes (a) 7,748 common shares (including 492 restricted shares, which are subject to vesting) and (b) 300 common shares issuable upon exercise of currently exercisable options, which are held proportionately for the benefit of the Partnerships. Mr. Carney disclaims beneficial ownership of all shares owned by these Warburg Pincus entities.

(10)
Amounts in all columns include 10,974,322 common shares held by or for the benefit of the entities listed in note (3). Mr. Lee is a general partner of WP, a managing director and member of WP LLC and a beneficial owner of certain shares of capital stock of WP VIII Bermuda Ltd. and WPIP Bermuda Ltd. Share count includes 74,140 common shares owned directly by Mr. Lee. Share count also includes (a) 9,944 common shares (including 492 restricted shares, which are subject to vesting) and (b) 3,300 common shares issuable upon exercise of currently exercisable options, which are held proportionately for the benefit of the Partnerships. Mr. Lee disclaims beneficial ownership of all shares owned by these Warburg Pincus entities.

(11)
Amounts in columns (A), (B) and (C) reflect (a) 14,494 common shares owned directly by Mr. Meenaghan (including 492 restricted shares, which are subject to vesting) and (b) 18,300 common shares issuable upon exercise of currently exercisable options.

(12)
Amounts in columns (A), (B) and (C) reflect (a) 424,268 common shares owned directly by Otter Capital LLC, for which Mr. Pasquesi serves as the managing member, (b) 87,399 common shares owned directly by Mr. Pasquesi (including 492 restricted shares, which are subject to vesting) and (c) 1,126,419 common shares issuable upon exercise of currently exercisable options. The 424,268 common shares held by Otter Capital LLC are pledged as security.

(13)
Amounts in columns (A), (B) and (C) reflect (a) 14,353 common shares owned directly by Mr. Works (including 492 restricted shares, which are subject to vesting) and (b) 21,300 common shares issuable upon exercise of currently exercisable options.

(14)
Amounts in columns (A) and (B) reflect (a) 81,900 common shares owned directly by Mr. Vollaro (including 14,550 restricted shares, which are subject to vesting) and (b) 151,667 common shares issuable upon exercise of currently exercisable options. The amount in column (C) includes 25,883 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days hereof.

(15)
Amounts in columns (A) and (B) reflect (a) 103,828 common shares owned directly by Mr. Grandisson (including 61,450 restricted shares, which are subject to vesting), (b) 200 common shares owned by his spouse and (c) 82,834 common shares issuable upon exercise of currently exercisable options. The amount in column (C) includes 97,116 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days of the date hereof.

(16)
Amounts in columns (A) and (B) reflect (a) 100 common shares owned directly by Mr. Jones, (b) 166 common shares owned by his spouse and (c) 110,000 common shares issuable upon exercise of currently exercisable options. The amount in column (C) includes (a) 74,971 restricted common share units (11,400 of which are subject to vesting) which will be settled in common shares of ACGL after the termination of Mr. Jones' employment as provided in the award agreement and (b) 19,400 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days hereof.

(17)
Amounts in columns (A) and (B) reflect (a) 18,416 common shares owned directly by Mr. Hutchings (18,083 of which are subject to vesting), (b) 2,516 common shares held by a company which is owned by a family trust, with Mr. Hutchings, his spouse and their children as beneficiaries (the "Trust") and (c) 54,000 common shares issuable upon exercise of currently exercisable options, which options have been transferred to the Trust. The amount in column (C) includes 7,250 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days of the date hereof.

(18)
Includes an aggregate of 110,376 common shares, including common shares issuable upon exercise of currently exercisable stock options beneficially owned by one executive officer of ACGL who is not a director of ACGL. The amount in column (C) includes 9,916 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days of the date hereof.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common shares, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common shares. Such persons are also required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, we believe that all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis during the year ended December 31, 2007.

Certain Relationships and Related Transactions

        Generally, transactions with related persons are subject to the approval of the Board of Directors of ACGL. The Board of Directors has adopted written procedures regarding the review and approval of transactions involving companies affiliated with funds managed by Warburg Pincus LLC or another company in which a non-employee director of ACGL has a material interest (each a "portfolio company"), on the one hand, and ACGL or one of its subsidiaries, on the other hand.

        Under the procedures, these transactions must be reviewed and approved by the management of ACGL or the operating subsidiary entering into the transaction (as applicable), and the terms of such transaction should be arm's-length or on terms that are otherwise fair to ACGL and its subsidiaries. In addition, these transactions also require the approval of ACGL under its holding company oversight guidelines, except for the following: (1) ordinary course transactions pursuant to which any insurance subsidiary of ACGL writes a direct insurance policy for a portfolio company unless a non-U.S. subsidiary will receive $3 million or more in annual premiums and (2) a transaction in which a U.S.-based subsidiary of ACGL (a) assumes reinsurance from, or cedes reinsurance to, a portfolio company or (b) provides direct insurance to a portfolio company pursuant to which such U.S.-based insurance subsidiary of ACGL will receive $3 million or more in annual premiums, in which case, the general counsel of Arch Capital Services Inc. should be pre-notified and appropriate steps will be implemented based on the transaction. In reviewing these proposed transactions, the effects, if any, on the independence of the relevant directors are considered under the governing NASD and SEC standards. Any applicable regulatory, tax and ratings agency matters are also considered. Under these procedures, the Board of Directors is provided with an update of related party transactions entered into by the Company in accordance with the procedures on a regular basis.

        During 2006, Arch Re (Bermuda) invested $50 million in Aeolus LP ("Aeolus"), which operates as an unrated reinsurance platform that provides property catastrophe protection to insurers and reinsurers on both an ultimate net loss and industry loss warranty basis. In return for its investment, Arch Re (Bermuda) received an approximately 4.9% preferred interest in Aeolus and a pro rata share of certain founders' interests. Arch Re (Bermuda) made its investment in Aeolus on the same economic terms as a fund affiliated with Warburg Pincus, which has invested $350 million in Aeolus. Funds affiliated with Warburg Pincus owned 16.3% of ACGL's outstanding voting shares as of December 31, 2007.

        On January 1, 2007, the Company's reinsurance subsidiary assumed under four reinsurance treaties a total of $37.8 million of gross premiums written from PARIS RE Holdings Limited ("PARIS RE"), a reinsurance group in which funds affiliated with Hellman & Friedman had a 19% ownership interest. In May 2007, the funds managed by Hellman & Friedman LLC ceased to own shares of ACGL and their rights under the Shareholders Agreement terminated.

        In February 2007, our Board of Directors authorized management to invest up to $1 billion in ACGL's common shares through a share repurchase program. As previously disclosed, as a term of the original investment in ACGL by the Warburg Pincus funds and the Hellman & Friedman funds, ACGL has agreed (until 2011) not to declare any dividend or make any other distribution on its common shares, and not to repurchase any common shares, until ACGL has repurchased from the Warburg Pincus funds and the Hellman & Friedman funds, pro rata, on the basis of the amount of these shareholders' investments in us at the time of such repurchase, common shares having an aggregate value of $250 million, at a per share price acceptable to these shareholders. In connection with the repurchase program, such shareholders waived these rights under the Shareholders Agreement for all repurchases of common shares by ACGL under the repurchase program in open market transactions and certain privately negotiated transactions. In May 2007, the Hellman & Friedman funds ceased to own shares of ACGL and their rights under the Shareholders Agreement terminated.

        In the ordinary course of its investment activities, the Company purchases municipal bonds enhanced by insurance provided by certain carriers, including MBIA Inc. As of December 31, 2007, the Company held $164.3 million of municipal bonds enhanced by insurance provided by MBIA Inc. net of prerefunded bonds that are escrowed in U.S. government obligations. Since January 2008, Warburg Pincus holds a more than 10% ownership interest in MBIA and also has appointed designees to serve on the Board of Directors of MBIA, including Kewsong Lee who is a Director of ACGL.

        From time to time, in the ordinary course of our business, we may enter into insurance and reinsurance transactions with entities in which companies or funds affiliated with Warburg Pincus or other directors of ACGL may have an ownership or other interest.

        Graham B. Collis, a director of certain of our non-U.S. subsidiaries, is partner in the law firm of Conyers Dill & Pearman, which provides legal services to the Company and its subsidiaries.

PROPOSAL 2—ELECTION OF SUBSIDIARY DIRECTORS

        Under our bye-law 75, the Boards of Directors of any of our subsidiaries that are incorporated in Bermuda, the Cayman Islands and any other subsidiary designated by our Board of Directors, must consist of persons who have been elected by our shareholders as Designated Company Directors.

        The persons named below have been nominated to serve as Designated Company Directors of our non-United States subsidiaries indicated below. Unless authority to vote for this nominee is withheld, the enclosed proxy will be voted for this nominee, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that this nominee is unable or declines to serve.

Arch Reinsurance Ltd. Marc Grandisson Nicolas Papadopoulo Maamoun Rajeh	Arch Capital Holdings Ltd. Graham B. Collis John D. Vollaro
Arch Insurance Company (Europe) Limited Ralph E. Jones III Thomas G. Kaiser Mark D. Lyons Martin J. Nilsen Michael Quinn Paul S. Robotham Robert T. Van Gieson James Weatherstone	Arch Risk Transfer Services Ltd. Alternative Re Holdings Limited Alternative Re Limited Alternative Underwriting Services, Ltd. Graham B. Collis John D. Vollaro
Arch Investment Management Ltd. Constantine Iordanou John D. Vollaro W. Preston Hutchings	Other Non-U.S. Subsidiaries, as Required or Designated Under Bye-Law 75 (except as otherwise indicated in this Proposal 2) Marc Grandisson Nicolas Papadopoulo Maamoun Rajeh

        Mr. Collis, 47, has practiced law at Conyers Dill & Pearman in Bermuda since 1992, where he has been a partner since 1995. Mr. Collis obtained a Bachelor of Commerce Degree from the University of Toronto and received his Law Degree from Oxford University in 1985.

        Mr. Grandisson, 40, has served as chairman and chief executive officer of Arch Worldwide Reinsurance Group, an executive position of ACGL, since November 2005. Prior to November 2005, he served as president and chief executive officer of Arch Re (Bermuda) from February 2005. He served as president and chief operating officer of Arch Re (Bermuda) from April 2004 to February 2005 and as senior vice president, chief underwriting officer and chief actuary of Arch Re (Bermuda) from October 2001. From March 1999 until October 2001, Mr. Grandisson was employed as vice president and actuary of the reinsurance division of Berkshire Hathaway. From July 1996 until February 1999, Mr. Grandisson was employed as vice president-director of F&G Re Inc. From July 1994 until July 1996, Mr. Grandisson was employed as an actuary for F&G Re. Prior to that, Mr. Grandisson was employed as an actuarial assistant of Tillinghast-Towers Perrin. Mr. Grandisson holds an M.B.A. degree from the Wharton School of the University of Pennsylvania. He is also a fellow of the Casualty Actuarial Society.

        Mr. Hutchings, 52, has served as president of Arch Investment Management Ltd. since April 2006 and senior vice president and chief investment officer of ACGL since July 2005. Prior to joining ACGL, Mr. Hutchings was senior vice president and chief investment officer of RenaissanceRe Holdings Ltd. Previously, he was senior vice president and chief investment officer of Mid Ocean Reinsurance Company Ltd. from January 1995 until its acquisition by XL Capital in 1998. Mr. Hutchings began his career as a fixed income trader at J.P. Morgan & Co., working for the firm in New York, London and Tokyo. He graduated in 1978 with a B.A. from Hamilton College in Clinton, New York, and received in 1981 an M.A. in Jurisprudence from Oxford University, where he studied as a Rhodes Scholar.

        Mr. Iordanou, 58, has been president and chief executive officer of ACGL since August 2003 and a director since January 1, 2002. From January 2002 to July 2003, Mr. Iordanou was chief executive officer of Arch Capital Group (U.S.) Inc. From March 1992 through December 2001, Mr. Iordanou served in various capacities for Zurich Financial Services and its affiliates, including as senior executive vice president of group operations and business development of Zurich Financial Services, president of Zurich-American Specialties Division, chief operating officer and chief executive officer of Zurich-American and chief executive officer of Zurich North America. Prior to joining Zurich, he served as president of the commercial casualty division of the Berkshire Hathaway Group and served as senior vice president with the American Home Insurance Company, a member of the American International Group. Since 2001, Mr. Iordanou has served as a director of ISO Inc. He holds an aerospace engineering degree from New York University.

        Mr. Jones, 51, joined Arch Insurance Group as president and chief executive officer on July 1, 2003. Mr. Jones has also served as chairman and chief executive officer of Arch Worldwide Insurance Group, an executive position of ACGL, since September 2003. Prior to his tenure with Arch, he was chief executive officer of Chubb Specialty Insurance, a strategic business unit within the Chubb Group of Insurance Companies. Previously, he was managing director of Hiscox Insurance Company, Ltd., the United Kingdom and European property and casualty business of Hiscox, plc. Mr. Jones began his career with Chubb, where he served in various senior executive positions, including chief underwriting officer of Chubb Insurance Company of Europe and worldwide manager of its Executive Protection Department. He holds a B.A. from Wesleyan University.

        Mr. Kaiser, 61, joined Arch Insurance Group in June 2002 as president of the Property, Energy, and Marine Division. He is currently president of the Special Risks Division of Arch Insurance Group. Prior to joining Arch, Mr. Kaiser served as president and chief executive officer of Zurich Corporate Solutions, Zurich, from September 1999 to May 2002 and as president and chief executive officer of Enterprise Risk, a unit of Zurich U.S. from February 1998 to September 1999. From 1993 to February 1998, Mr. Kaiser was employed by American International Group, where he held several positions including vice president of AIG Foreign General, president of AIU Energy Division and president of Star Technical Risk Agency. From 1975 to 1993, Mr. Kaiser held various positions with Arkwright Mutual, including senior vice president and area manager. Mr. Kaiser holds B.S. and M.A. degrees from the State University of New York.

        Mr. Lyons, 51, has served as president and chief operating officer of Arch Insurance Group since June 2006. Prior to June 2006, he served as executive vice president of group operations and chief actuary of Arch Insurance Group from August 2003. From August 2002 to 2003, he was senior vice president of group operations and chief actuary of Arch Insurance Group. From 2001 until August 2002, Mr. Lyons worked as an independent consultant. From 1992 to 2001, Mr. Lyons was executive vice president of product services at Zurich U.S. From 1987 until 1992, he was a vice president and actuary at Berkshire Hathaway Insurance Group. Mr. Lyons holds a B.S. degree from Elizabethtown

College. He is also an associate of the Casualty Actuarial Society and a member of the American Academy of Actuaries.

        Mr. Nilsen, 58, joined Arch Insurance Group in November 2002 as senior vice president and general counsel, and became secretary in May 2003. Prior to joining Arch, Mr. Nilsen practiced law with the firm of Edwards Angell Palmer and Dodge LLP from December 1999 to November 2002, as counsel and partner-in-charge of the New York office. From April 1995 to December 1999, Mr. Nilsen was a partner in the firm of Wilson, Elser, Moskowitz, Edelman & Dicker LLP, in the firm's New York office. Mr. Nilsen was also a partner in the New York firm of Bigham Englar Jones & Houston from January 1994 until April 1995, and practiced law with the firm of LeBoeuf, Lamb, Greene & MacRae LLP from June 1984 until December 1993. From November 1981 until May 1984, Mr. Nilsen was associated with the firm of Trubin Sillcocks Edelman & Knapp in New York. From August 1978 to November 1981, he was a member of the Continental Insurance Companies' law department in New York, where he was counsel, and from October 1975 to August 1978, he was an attorney with Lawyers Title Insurance Corporation. Mr. Nilsen holds B.A. and J.D. degrees from St. John's University.

        Mr. Papadopoulo, 45, has served as president and chief executive officer of Arch Re (Bermuda) since November 2005. Prior to November 2005, he served as chief underwriting officer of Arch Re (Bermuda) from October 2004. He joined Arch Re (Bermuda) in December 2001 as a senior property underwriter. Prior to that time, he held various positions at Sorema N.A. Reinsurance Group, a U.S. subsidiary of Groupama from 1990, including executive vice president and chief underwriting officer since 1997. Prior to 1990, Mr. Papadopoulo was an insurance examiner with the Ministry of Finance, Insurance Department, in France. Mr. Papadopoulo graduated from École Polytechnique in France and École Nationale de la Statistique et de l'Administration Economique in France with a masters degree in statistics. He is also a member of the International Actuarial Association and a fellow at the French Actuarial Society.

        Mr. Quinn, 66, serves on the board of directors of Arch Insurance Company (Europe) Limited ("Arch Europe") and has been a partner at Crobern Management Partnership, an investment company specializing in the healthcare sector. Since 1992, he has also served as chairman and chief executive officer, as well as a director of Myerson L.L.C., a manufacturer of dentures and related products, since 2002. From 1997 to 2002, he was president, chief executive officer and a director of Austenal Inc., which manufactures products and systems used in the manufacture of dental prosthetics. From 1992 to 1997, he was a director, chairman and chief executive officer of International Medical Specialties, a marketer and distributor of medical specialty products. Mr. Quinn also served as president and chief executive officer of Southam Graphics Ltd. from 1987 to 1992. From 1963 to 1987, Mr. Quinn held various positions at Baxter International Inc.

        Mr. Rajeh, 37, has served as the chief underwriting officer of Arch Re (Bermuda) since November 2005. He joined Arch Re (Bermuda) in 2001 as an underwriter. From 1999 to 2001, Mr. Rajeh served as assistant vice president at HartRe, a subsidiary of The Hartford Financial Services Group, Inc. Mr. Rajeh also served in numerous business analysis positions at the United States Fidelity and Guarantee Company between 1992 and 1996 and as an underwriter at F&G Re from 1996 to 1999. He has a B.S. from The Wharton School of Business of the University of Pennsylvania, and he is a Chartered Property Casualty Underwriter.

        Mr. Robotham, 43, has been senior vice president and chief financial officer of Arch Europe since October 2005. Mr. Robotham joined Coopers & Lybrand in 1986 where he qualified as a chartered accountant in 1989. His insurance career began in 1990, when he joined the finance team at Hiscox Syndicates until 1994. He served as finance director of a Lloyds' insurance broker until 1996, when he joined Odyssey Re as head of UK Reporting. From 2000 until joining Arch Europe, he served as chief financial officer of Zurich Corporate Solutions at Zurich Insurance Company.

        Mr. Van Gieson, 62, has been president, chief executive officer and a director of Arch Europe since November 2003. Mr. Van Gieson was retired from 1999 until 2003, when he joined the Company as president and chief executive officer of Arch Capital UK Ltd. From 1996 to 1999, Mr. Van Gieson served as a senior vice president of CNA Financial, with responsibilities as the chief executive officer for its global operations. Prior to joining CNA, Mr. Van Gieson was employed by Chubb & Son from 1967 until 1996, where he held various senior executive positions, including chairman and chief executive officer of Chubb Insurance Company of Europe, from 1990 to 1996, and president of Chubb Insurance Company of Canada from 1983 to 1990. Mr. Van Gieson holds a B.S. degree from Seton Hall University, and attended the Harvard Business School Program for Management Development.

        Mr. Vollaro, 63, has been executive vice president and chief financial officer of ACGL since January 2002 and treasurer of ACGL since May 2002. Prior to joining us, Mr. Vollaro acted as an independent consultant in the insurance industry since March 2000. Prior to March 2000, Mr. Vollaro was president and chief operating officer of W.R. Berkley Corporation from January 1996 and a director from September 1995 until March 2000. Mr. Vollaro was chief executive officer of Signet Star Holdings, Inc., a joint venture between W.R. Berkley Corporation and General Re Corporation, from July 1993 to December 1995. Mr. Vollaro served as executive vice president of W.R. Berkley Corporation from 1991 until 1993, chief financial officer and treasurer of W.R. Berkley Corporation from 1983 to 1993 and senior vice president of W.R. Berkley Corporation from 1983 to 1991. He holds a B.S. degree from Long Island University.

        Mr. Weatherstone, 41, has been chief underwriting officer and senior vice president of Arch Europe since March 2007. On joining Arch Europe in 2005, he was originally appointed as vice president and manager of executive assurance. Prior to Arch Europe, Mr. Weatherstone was employed by XL Capital Ltd from 1992 until 2005 where he held various roles, including deputy underwriter of syndicate 861/1209 at Lloyd's and director of Brockbank Syndicate Management Ltd. In 2002, he was responsible for establishing the London branch of XL Europe Ltd for the purpose of writing executive assurance and professional liability business. Prior to XL Capital, he worked as a financial lines underwriter with the Merrett Group and as a broker with Willis Ltd. Mr. Weatherstone is an associate of the Chartered Insurance Institute and a graduate in Economics & History from Exeter University.

Required Vote

        The affirmative vote of a majority of the voting power of all of our shares represented at the annual general meeting will be required for the election of Designated Company Directors.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE DESIGNATED COMPANY DIRECTORS INDICATED ABOVE.

PROPOSAL 3—APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The audit committee of the Board of Directors proposes and recommends that the shareholders appoint the firm of PricewaterhouseCoopers LLP to serve as independent registered public accounting firm of ACGL for the year ending December 31, 2008. PricewaterhouseCoopers LLP has served as ACGL's independent registered public accounting firm from our inception in June 1995 to the present. Unless otherwise directed by the shareholders, proxies will be voted for the appointment of PricewaterhouseCoopers LLP to audit our consolidated financial statements for the year ending December 31, 2008. A representative of PricewaterhouseCoopers LLP will attend the annual general meeting and will have an opportunity to make a statement and respond to appropriate questions.

Principal Auditor Fees and Services

        The following summarizes the fees billed to us by PricewaterhouseCoopers LLP for professional services rendered in 2007 and 2006, except that "Audit Fees" also includes amounts incurred but not yet billed:

	2007	2006
Audit Fees (1)	$4,518,436	$4,890,977
Audit Related Fees (2)	52,902	215,560
Tax Fees (3)	533,995	310,529
All Other Fees (4)	3,223	3,788

	$5,108,556	$5,420,854

(1)
For 2007 and 2006, "Audit Fees" consisted primarily of fees for the integrated audit of our annual financial statements and internal control over financial reporting, review of our financial statements included in our quarterly reports on Form 10-Q, statutory audits for our insurance subsidiaries and review of SEC registration statements.

(2)
For 2007 and 2006, "Audit Related Fees" consisted of the audit of the Company's benefit plans and other miscellaneous audit-related services.

(3)
"Tax Fees" consisted primarily of fees for tax compliance, tax advice and tax planning.

(4)
"All Other Fees" consisted of fees for the licensing of an accounting research software tool.

        The audit committee has considered whether the provision of these services is compatible with maintaining PricewaterhouseCoopers LLP's independence. The audit committee approves all audit and permissible non-audit services performed for us by PricewaterhouseCoopers LLP, our independent registered public accounting firm. Prior to engagement, the audit committee pre-approves these services by category of service. The fees are budgeted and the audit committee requires the independent registered public accounting firm and management to report actual fees compared to the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm. The audit committee delegates pre-approval authority to one or more of its independent members. To the extent applicable, the member to whom such authority is delegated reports, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

Required Vote

        The affirmative vote of a majority of the voting power of all of our shares represented at the annual general meeting will be required for the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year ending December 31, 2008.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2008.

SHAREHOLDER PROPOSALS FOR THE 2009 ANNUAL GENERAL MEETING

        All proposals of security holders intended to be presented at the 2009 annual general meeting of shareholders must be received by the Company not later than December 6, 2008 for inclusion in our proxy statement and form of proxy relating to the 2009 annual general meeting. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies. Proposals should be addressed to the Secretary, Arch Capital Group Ltd., Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda.

        For any proposal that is not submitted for inclusion in next year's proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year's annual general meeting, the rules of the SEC permit management to vote proxies in its discretion if we do not receive notice of the proposal on or before February 19, 2009. Notices of intention to present proposals at next year's annual general meeting should be addressed to the Secretary, Arch Capital Group Ltd., Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda.

        In addition, our bye-laws provide that any shareholder desiring to make a proposal or nominate a director at an annual general meeting must provide written notice of such proposal or nomination to the Secretary of the Company at least 50 days prior to the date of the meeting at which such proposal or nomination is proposed to be voted upon (or, if less than 55 days' notice of an annual general meeting is given, shareholder proposals and nominations must be delivered no later than the close of business of the seventh day following the day notice was mailed). Our bye-laws require that notices of shareholder proposals or nominations set forth the following information with respect to each proposal or nomination and the shareholder making such proposal or nomination: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of our common shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each such nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each such nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each such nominee to serve as a director of ACGL if so elected.

        A shareholder proponent must be a shareholder of the Company who was a shareholder of record both at the time of giving of notice and at the time of the meeting and who is entitled to vote at the meeting.

        Shareholders are entitled to receive, upon written request and without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2007. Please direct such requests to Secretary, Arch Capital Group Ltd., Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 9, 2008

        This proxy statement and our annual report are available at http://www.archcapgroup.bm/acgl_investors.htm. This proxy statement includes information on the following matters, among other things:

  •
  The date, time and location of the annual general meeting;
  •
  A list of the matters being submitted to the shareholders for approval; and
  •
  Information concerning voting in person at the annual general meeting.

ARCH CAPITAL GROUP LTD.

PROXY CARD FOR ANNUAL GENERAL MEETING OF

SHAREHOLDERS ON MAY 9, 2008

This proxy is solicited by the board of directors of Arch Capital Group Ltd. (the “Company”).  The undersigned hereby appoints Constantine Iordanou and John D. Vollaro as proxies, each with full power of substitution, to represent the undersigned and to vote all common shares of the Company held of record by the undersigned on March 24, 2008, or which the undersigned would otherwise be entitled to vote at the annual general meeting to be held on May 9, 2008 and any adjournment thereof, upon all matters that may properly come before the annual general meeting. All shares eligible to be voted by the undersigned will be voted by the proxies named above in the manner specified on the reverse side of this card, and such proxies are authorized to vote in their discretion on such other matters as may properly come before the annual meeting.

(Continued and to be signed on the reverse side)

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

ARCH CAPITAL GROUP LTD.

May 9, 2008

Please vote, date and
sign below and return
promptly in the
enclosed envelope.

Please detach.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH BELOW. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.               To elect the nominees listed as Class I Directors of the Company for a term of three years.

NOMINEES:
☐	FOR ALL NOMINEES	☐	Paul B. Ingrey
		☐	Kewsong Lee
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐	Robert F. Works

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To WITHHOLD authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to WITHHOLD, as shown here: ☒

2.               To elect the nominees listed as Designated Company Directors so that they may be elected directors of certain of our non-U.S. subsidiaries.

NOMINEES:
☐	FOR ALL NOMINEES	☐	Graham B. Collis	☐	Nicolas Papadopoulo
		☐	Marc Grandisson	☐	Michael Quinn
☐	WITHHOLD AUTHORITY	☐	W. Preston Hutchings	☐	Maamoun Rajeh
	FOR ALL NOMINEES	☐	Constantine Iordanou	☐	Paul S. Robotham
		☐	Ralph E. Jones III	☐	Robert T. Van Gieson
☐	FOR ALL EXCEPT	☐	Thomas G. Kaiser	☐	John D. Vollaro
	(See instructions below)	☐	Mark D. Lyons	☐	James Weatherstone
		☐	Martin J. Nilsen

INSTRUCTION:	To WITHHOLD authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to WITHHOLD, as shown here: ☒

3.	To appoint PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008.	FOR	AGAINST	ABSTAIN
		☐	☐	☐

The undersigned hereby acknowledges receipt of the proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and hereby revokes all previously granted proxies.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If a partnership, please sign in partnership name by authorized person.

QuickLinks

ARCH CAPITAL GROUP LTD. NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TABLE OF CONTENTS
THE ANNUAL GENERAL MEETING
PROPOSAL 1—ELECTION OF DIRECTORS
PROPOSAL 2—ELECTION OF SUBSIDIARY DIRECTORS
PROPOSAL 3—APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SHAREHOLDER PROPOSALS FOR THE 2009 ANNUAL GENERAL MEETING
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 9, 2008